Exhibit 10.2

$715,000,000

HUNTSMAN LLC

CREDIT AGREEMENT

with

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent,

and

THE FINANCIAL INSTITUTIONS PARTY HERETO

DATED AS OF OCTOBER 14, 2004

DEUTSCHE BANK SECURITIES INC.,

As Sole Book Runner And Sole Arranger

WINSTON & STRAWN LLP
35 West Wacker Drive
Chicago, Illinois 60601

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS
	1.1	Definitions.
	1.2	Accounting Terms; Financial Statements.

ARTICLE II	AMOUNT AND TERMS OF CREDIT
	2.1	The Term B Loans.
	2.2	Term B Notes.
	2.3	Conversion and Continuation Elections for Eurodollar Loans and Base Rate Loans.
	2.4	Additional Term B Loans.

ARTICLE III	INTEREST AND FEES
	3.1	Interest.
	3.2	Fees.
	3.3	Computation of Interest and Fees.
	3.4	Compensation For Funding Losses.
	3.5	Increased Costs, Illegality, Etc.
	3.6	Replacement of Lenders.
	3.7	Change of Lending Office.

ARTICLE IV	PAYMENTS AND PREPAYMENTS
	4.1	Voluntary Prepayments.
	4.2	Mandatory Prepayments.
	4.3	Application of Prepayments.
	4.4	Method and Place of Payment by Borrower.
	4.5	Net Payments.
	4.6	Sharing of Payments.

ARTICLE V	CONDITIONS OF CREDIT
	5.1	Conditions Precedent to the Effectiveness of the Agreement.

ARTICLE VI	REPRESENTATIONS AND WARRANTIES
	6.1	Corporate Status.
	6.2	Corporate Power and Authority.
	6.3	No Violation.
	6.4	Governmental and Other Approvals.
	6.5	Financial Statements; Financial Condition; Undisclosed Liabilities; etc.
	6.6	Litigation.
	6.7	True and Complete Disclosure.
	6.8	Use of Proceeds; Margin Regulations
	6.9	Tax Returns and Payments.
	6.10	Compliance With ERISA.

i

	6.11	Ownership of Property.
	6.12	Capitalization of Borrower.
	6.13	Subsidiaries.
	6.14	Compliance With Law, etc.
	6.15	Investment Company Act.
	6.16	Public Utility Holding Company Act.
	6.17	Environmental Matters.
	6.18	Labor Relations.
	6.19	Intellectual Property.
	6.20	Certain Fees.
	6.21	Security Documents.
	6.22	Asbestos Matters.
	6.23	Anti-Terrorism Law.

ARTICLE VII	AFFIRMATIVE COVENANTS
	7.1	Financial Statements.
	7.2	Certificates; Other Information.
	7.3	Notices.
	7.4	Maintenance of Existence.
	7.5	Payment of Obligations.
	7.6	Inspection of Property, Books and Records.
	7.7	ERISA.
	7.8	Maintenance of Property; Insurance
	7.9	Environmental Laws.
	7.10	Use of Proceeds.
	7.11	Additional Security; Further Assurances.
	7.12	End of Fiscal Years; Fiscal Quarters.
	7.13	Senior Subordinated Notes.
	7.14	Maintenance of Corporation Separateness.
	7.15	Certain Fees Indemnity.

ARTICLE VIII	NEGATIVE COVENANTS
	8.1	Liens.
	8.2	Indebtedness.
	8.3	Fundamental Changes.
	8.4	Dividends or Other Distributions.
	8.5	Issuance of Stock.
	8.6	Disposition of Assets.
	8.7	Loans and Investments.
	8.8	Transactions with Affiliates.
	8.9	Lines of Business.
	8.10	Fiscal Year.
	8.11	Amendments to Organizational and Other Documents.
	8.12	Limitation on Certain Restrictions on Subsidiaries.
	8.13	Accounting Changes.
	8.14	Restrictions on Certain Unrestricted Subsidiaries.

	8.15	Amendments, Modifications or Supplements to Revolving Credit Agreement
	8.16	Borrowings Under Revolving Credit Agreement.
	8.17	Amendments or Modifications to Senior Secured Notes.
	8.18	Anti-Terrorism Law; Anti-Money Laundering.

ARTICLE IX	FINANCIAL COVENANTS
	9.1	Leverage Ratio.
	9.2	Interest Coverage Ratio.
	9.3	Capital Expenditures.

ARTICLE X	EVENTS OF DEFAULT
	10.1	Events of Default.
	10.2	Rights Not Exclusive.

ARTICLE XI	ADMINISTRATIVE AGENT
	11.1	Appointment.
	11.2	Nature of Duties
	11.3	Rights, Exculpation, Etc.
	11.4	Reliance.
	11.5	Indemnification.
	11.6	Administrative Agent in its Individual Capacity.
	11.7	Notice of Defaults.
	11.8	Holders of Obligations.
	11.9	Resignation by Administrative Agent.

ARTICLE XII	MISCELLANEOUS
	12.1	No Waiver; Modifications in Writing.
	12.2	Further Assurances.
	12.3	Notices
	12.4	Costs, Expenses and Taxes.
	12.5	Confirmations.
	12.6	Adjustment.
	12.7	Execution in Counterparts.
	12.8	Binding Effect; Assignment; Addition and Substitution of Lenders.
	12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.
	12.10	GOVERNING LAW.
	12.11	Severability of Provisions.
	12.12	Transfers of Notes.
	12.13	Registry.
	12.14	Headings.
	12.15	Termination of Agreement.
	12.16	Confidentiality.
	12.17	Concerning the Collateral and the Loan Documents.
	12.18	Certain Guarantee Obligations.
	12.19	Effectiveness.

EXHIBITS
Exhibit 2.2	Form of Term B Note for Term B Loan
Exhibit 2.3(b)	Form of Notice of Conversion or Continuation
Exhibit 4.5(d)	Lender Certificate
Exhibit 5.1(a)(ii)	Form of Security Agreement
Exhibit 5.1(a)(iii)(A)	Form of Restricted Subsidiary Guarantee Agreement
Exhibit 5.1(a)(iii)(B)-1	Form of Headquarters Subsidiary Guarantee Agreement
Exhibit 5.1(a)(iii)(B)-2	Form of HSCC Subsidiary Guarantee Agreement
Exhibit 5.1(a)(v)	Form of Perfection Certificates
Exhibit 5.1(e)(i)	Form of Officer’s Certificate Pursuant to Section 5.1(e)(i)
Exhibit 5.1(e)(ii)-1	Form of Opinion of Vinson & Elkins LLP
Exhibit 5.1(e)(ii)-2	Form of Opinion of Stoel Rivers LLP
Exhibit 5.1(e)(iii)	Form of Solvency Certificate
Exhibit 7.2(b)	Form of Certificate of Responsible Financial Officer Pursuant to Section 7.2(b)
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

SCHEDULES
Schedule 1.1(a)	Term B Commitments
Schedule 1.1(b)	Unrestricted Subsidiaries
Schedule 6.3	Approvals and Consents
Schedule 6.4	Governmental Approval
Schedule 6.5(a)	Historical Financial Statements
Schedule 6.5(d)	Indebtedness and Other Material Liabilities
Schedule 6.5(e)	Pro Forma Balance Sheet
Schedule 6.5(f)	Financial Projections
Schedule 6.12	Capitalization of Borrower
Schedule 6.13	Restricted Subsidiaries
Schedule 6.21(c)	Real Property
Schedule 6.21(d)	Deposit Accounts
Schedule 8.1(a)	Existing Liens
Schedule 8.7(c)	Investments
Schedule 8.14	Restrictions on HSCC and HSCHC

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of October 14, 2004 and is made by and among Huntsman LLC, a Utah limited liability company (“Borrower”), the financial institutions party hereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), and Deutsche Bank Trust Company Americas, as agent (“Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Company, Administrative Agent, and various financial institutions are entering into that certain Revolving Credit Agreement, dated as of the date hereof, providing a revolving facility of $350 million;

WHEREAS, the Company, Administrative Agent and the other parties signatory thereto entered into that certain Credit Agreement, dated as of September 30, 2002 (the “Existing Term Credit Agreement”);

WHEREAS, this Agreement is a refinancing of the Existing Term Credit Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1          Definitions.

As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“A Notes” means the 13.375% Senior Discounted Notes due 2009 issued by HIH and outstanding on the Closing Date.

“Acquisition” means, with respect to Borrower or any Restricted Subsidiary, any transaction or series of related transactions for the purpose of, or resulting directly or indirectly in, the acquisition by Borrower or any Restricted Subsidiary of all or a significant part of the assets of another Person, any Investment in any Person which, after the Closing Date as a result of such Investment, becomes a Subsidiary of Borrower or, except as permitted by Section 8.3(a), any merger, consolidation or amalgamation with any other Person.

“Additional Security Documents” shall mean all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.11 with respect to additional Collateral.

“Additional Term B Loans” shall have the meaning ascribed to it in Section 2.4(a) hereof.

“Administrative Agent” shall mean Deutsche Bank Trust Company Americas in its capacity as administrative agent hereunder, and any successor agents in such capacity.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls (including but not limited to all directors and officers of such Person) or is controlled by or is under common control with such Person; provided, that neither DB nor any Affiliate of DB shall be deemed to be an Affiliate of Borrower.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or other entity.

“Agreement” means this Credit Agreement, as the same may at any time be amended, supplemented, waived or otherwise modified in accordance with the terms hereof and in effect.

“Airstar Aircraft Financing Documents” means operating leases and related documents entered into by Airstar Corporation relating to aircraft owned or acquired by it and any agreements or documents entered into by Airstar Corporation.

“Applicable Base Rate Margin” means at any date, with respect to Term B Loans, 2.50%; provided, however, that to the extent that the Threshold QPO Proceeds Prepayment is made, the Applicable Base Rate Margin for Term B Loans shall be 2.00% beginning on the first Business Day after such prepayment;

“Applicable Eurodollar Margin” means at any date, with respect to Term B Loans, 3.50%; provided, however, that to the extent that the Threshold QPO Proceeds Prepayment is made, the Applicable Eurodollar Margin for Term B Loans shall be 3.00% beginning on the first Business Day after such prepayment;

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of an interest in shares of Capital Stock of a Restricted Subsidiary of Borrower (other than directors’ qualifying shares and similar arrangements required by applicable law with respect to any Foreign Subsidiary), property or other assets (each referred to for the purposes of this definition as a “disposition” or any variation thereof) by Borrower or any of its Restricted Subsidiaries; provided, that (i) any asset sale or series of related asset sales having a fair market value not in excess of $2,500,000, (ii) any disposition by Borrower or a Subsidiary to the Borrower or a Wholly-Owned Subsidiary which is not an Unrestricted Subsidiary and (iii) dispositions permitted by Section 8.4 or

Sections 8.6(c), (d), (g), (h), (i), (j) or (l) and dispositions of Investments permitted by Section 8.7(d) shall not constitute an Asset Disposition for purposes of this definition.

“Assignee” has the meaning assigned to that term in Section 12.8(c) of this Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) annexed hereto and made a part hereof by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8 of this Agreement.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

“Australian Consolidated Entities” has the meaning assigned to that term in Section 1.2(b).

“Australian Styrenics Subsidiaries” has the meaning assigned to that term in Section 8.7(h).

“Australian Surfactants Subsidiaries” has the meaning assigned to that term in Section 8.7(h).

“Available Liquidity” means, as of any date of determination, Cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries, but excluding amounts on deposit in any Lock-Box (as defined in the Revolving Credit Agreement) or Lock-Box Account (as defined in the Revolving Credit Agreement) and the Master Collection Account (as defined in the Revolving Credit Agreement).

“B Notes” means the Senior Subordinated Reset Discount Notes due 2009 issued by HIH and outstanding on the Closing Date.

“Base Rate” means the greater of (i) the rate most recently announced by DB at its principal office as its “prime rate”, which is not necessarily the lowest rate made available by DB or (ii) the Federal Funds Rate plus 1/2 of 1% per annum.  The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate.  Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Borrower as of 12:01 A.M.  (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB.  DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate”.

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“BASF Note” shall mean that certain Promissory Note dated March 4, 1997 of HSCC to BASF Corporation in the original principal amount of $75,000,000, as in effect on the Closing Date.

“Benefited Lender” has the meaning assigned to that term in Section 4.6.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Business Day” as it relates to any payment, determination, funding or notice to be made or given in connection with any Loan, or otherwise to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.  For purposes of this Agreement (other than for purposes of determining the end of any applicable Interest Period), “Business Day” shall not include Pioneer Day as recognized in the State of Utah in any year.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capitalized lease on the balance sheet of such Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Cash” means money, currency or the available credit balance in a Deposit Account.

“Cash Equivalents” means any Investment in (i) a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the USA or an instrumentality or agency thereof, (ii) a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any Lender, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or “A2” or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the USA shall not at any time exceed 33-1/3% of all Investments described in this definition), (iii) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of “A-1” or better by S&P or “P-1” or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency, (iv) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated “AA-” or better by S&P or “Aa3” or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the USA or any agency or instrumentality thereof and backed by the full faith and credit of the USA, (v) “Money Market” preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the USA, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency, (vi) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of “AA” or better by S&P or “Aa2” or better by Moody’s or the equivalent rating by any other nationally recognized rating agency, and (vii) shares of any money market mutual fund rated at least “AAA” or the equivalent thereof by S&P or at least “Aaa” or the equivalent thereof by Moody’s or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses of (i) through (vi) above.

“Cash Interest Expense” means Net Interest Expense but excluding, however, Interest Expense not currently payable in cash.

“Change of Control” means (i) prior to a Qualified Public Offering, (x) the failure by Mr.  Jon M.  Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the “Huntsman Group”), collectively to own and control at least a majority of the outstanding voting Capital Stock of Borrower, Holdco I and Holdco II, or (y) the failure of Borrower to be a Wholly-Owned Direct Subsidiary of Holdco II or of Holdco II to be a Subsidiary of Holdco I or (ii) after a Qualified Public Offering, the occurrence of the following:  (x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), other than Matlin Patterson or one or more members of the Huntsman Group, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting Capital Stock of Borrower or Issuer; or (y) Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of Borrower or Issuer other than in a transaction having the approval of the board of directors of Borrower at least a majority of which members are Continuing Directors.

“Closing Date” means October 14, 2004.

“Code” means the Internal Revenue Code of 1986, as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

“Collateral” means, collectively, “Collateral” as such term is defined in any Security Document or any other collateral pledged by any Credit Party to secure the Obligations.

“Collateral Agent” means DB acting in the capacity of Collateral Agent as such term is defined in the Security Agreement until a successor is approved pursuant to Article XI of the Security Agreement and thereafter shall mean such successor and all successors thereto.

“Consolidated Capital Expenditures” shall mean, for Borrower and its Restricted Subsidiaries, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all Capitalized Lease Obligations) by the Borrower and its Restricted Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower; provided that Consolidated Capital Expenditures shall not include any portion of expenditures to replace destroyed or damaged property, plant or equipment to the extent such capital expenditures are financed with casualty insurance proceeds not required to be applied to prepay the obligations hereunder.

“Consolidated Debt” means, without duplication, the sum of (i) Indebtedness of Borrower and its Restricted Subsidiaries (other than the Horizon Subordinated Note) to the extent reflected on a consolidated balance sheet of Borrower, determined on a consolidated basis in accordance with GAAP (but net of Cash and Cash Equivalents) and (ii) Indebtedness of Borrower and its Restricted Subsidiaries of the type referred to in clauses (x) and (xi) of the definition of such term.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period, the aggregate of the net income (loss) of Borrower for such period, determined in accordance with GAAP on a consolidated basis, plus or minus, to the extent not included therein, the net income (loss) of any Restricted Subsidiary attributable to a minority interest in such Restricted Subsidiary, less the amount of cash dividends paid on any preferred stock of Borrower in such period.

“Consolidated Total Assets” means, with respect to any Person, the book value, determined on a consolidated basis in accordance with GAAP, of all assets of such Person and its Subsidiaries.

“Contaminant” means any pollutant, contaminant (as those terms are defined in 42 U.S.C.  § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C.  § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C.  § 9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C.  § 6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

“Continuation Date” shall mean, with respect to Eurodollar Loans, the day, which shall be the last day of an Interest Period with respect thereto, on which a Eurodollar Loan has been continued pursuant to Sections 2.3(a) or 2.3(c) of this Agreement.

“Continuing Directors” means, as of any date, the collective reference to (i) all members of the board of directors of Borrower or Issuer who have held office continuously for at least twelve months prior to the date of determination, and (ii) all members of the board of directors of Borrower or Issuer who assumed office after such date and whose appointment or nomination for election by shareholders of Borrower or Issuer was approved by a vote of at least 50% of the Continuing Directors in office immediately prior to such appointment or nomination.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date” shall mean with respect to Eurodollar Loans, the day, which shall be the last day of an Interest Period, on which Borrower has elected to convert its Eurodollar Loans into Base Rate Loans pursuant to Section 2.3(a)(ii) of this Agreement.

“Credit Exposure” has the meaning set forth in Section 12.8(b).

“Credit Party” shall mean Borrower and any Subsidiary Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect the Person entering into same against fluctuations in currency values.

“Customary Permitted Liens” means:

(i)            Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP;

(ii)           mechanics’, processor’s, materialmen’s, carriers’, warehousemen’s, landlord’s and similar Liens arising by operation of law and arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued; provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(iii)          Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(iv)          (x) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under operating leases and (y) Liens securing surety, indemnity, performance, appeal and release bonds, provided that full provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP;

(v)           Permitted Real Property Encumbrances;

(vi)          attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability of $15,000,000 or less at any one time, provided the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;

(vii)         leases or subleases granted to others not interfering in any material respect with the business of Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease permitted by this Agreement or the Security Documents;

(viii)        customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where Borrower or any of its Subsidiaries maintain deposit in the ordinary course of business permitted by this Agreement; and

(ix)           Environmental Liens, to the extent that (x) any proceedings commenced for the enforcement of such Liens shall have been suspended or are being contested in good faith, (y) provision for all liability and damages that are the subject of said Environmental Liens has been made on the books of such Person to the extent required by GAAP and (z) such Liens do not relate to obligations exceeding $5,000,000 in the aggregate at any one time.

“DB” means Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors and assigns.

“Default Rate” means a variable rate per annum which shall be the Default Rate Margin plus (x) the then applicable interest rate hereunder, or (y) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, in respect of the amount on which the Default Rate is being assessed, but in no event in excess of that permitted by applicable law.

“Default Rate Margin” means two percent (2%) per annum.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollar” and “$” means lawful money of the USA.

“Dollar Equivalent” means, at any time, (i) as to any amount denominated in Dollars, the amount thereof at such time, and (ii) as to any amount denominated in any other currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the exchange rate at such time.

“Domestic Subsidiary” means each Subsidiary of Borrower other than a Foreign Subsidiary.

“EBITDA” means, for any applicable period, Restricted Subsidiary Adjusted Earnings plus, to the extent deducted in determining the foregoing amount (i) Net Interest Expense for such period of Borrower and its Restricted Subsidiaries, (ii) provision for taxes for such period for Borrower and its Restricted Subsidiaries, (iii) depreciation and amortization expense for such period for Borrower and its Restricted Subsidiaries, and (iv) Restructuring Charges.

“Eligible Assignee” means a commercial bank, financial institution, financial company, fund (whether a corporation, partnership, trust or other entity) or insurance company in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by the Administrative Agent and Borrower, such approval not to be unreasonably withheld.

“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Contaminant in, into or onto the environment at, in, by, from or related to any real estate owned, leased or operated at any time by Borrower or any of its Subsidiaries (the “Premises”), (b) the use, handling, generation, transportation, storage, treatment or disposal of Contaminants in connection with the operation of any Premises, or (c) the violation, or alleged violation, of any statutes, ordinances, codes, orders, rules, regulations, permits, or licenses or authorizations of or from any Governmental Authority or court relating to environmental matters connected with Borrower’s operations or any Premises.

“Environmental Laws” means any and all applicable foreign, federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives or Environmental Permits and cleanup or action standards, levels or objectives imposing liability or standards of conduct for or relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and amended, and as amended hereafter:  the Federal Water Pollution Control Act, as codified in 33 U.S.C.  § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C.  § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C.  § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C.  § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C.  § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C.  § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C.§ 300f et seq. and any related regulations, as well as all state and local equivalents.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under foreign, federal, state or local environmental laws, regulations or orders of any Government Authority or court, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Permits” means all permits, licenses, certificates, registrations and approvals of Governmental Authorities required by Environmental Laws or necessary for the business of Borrower or a Subsidiary of Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, is a member of a controlled group, as defined in Section 414(b) of the Code, or is a member of an affiliated service group as defined in Section 414(m) of the Code which includes such Person.  Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of Borrower or any Subsidiary.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the offered quotation, if any, to first class banks in the New York interbank market by DB for USA Dollar deposits of amounts in immediately available funds comparable to the principal amount of the applicable Eurodollar Loan to be made or continued by DB for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M.  (New York City time) on the applicable Interest Rate Determination Date.  The determination of the Eurodollar Rate by Administrative Agent shall be conclusive and binding on Borrower absent manifest error.

“Eurodollar Reserve Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upwards, if necessary, to the nearest 1/100th of 1%):

Eurodollar Rate
1.00 - Eurodollar Reserve Requirements

“Eurodollar Reserve Requirements” means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurodollar funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).

“Event of Default” has the meaning assigned to that term in Section 10.1 of this Agreement.

“Excess Cash Flow” means, for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2005), an amount not less than zero calculated by April 30 of such year, equal to (i) the sum of (x) the average daily Unused Revolver Availability during the period of February 15 through and including April 15 of such year plus (y) the average daily balance of cash, Cash Equivalents and the amount of Foreign Cash Equivalents (calculated using the applicable exchange rate used by the Company in its internal financial statements), held during such period of such year (after giving pro forma effect to the amount of the Scheduled Term B Loan Principal Payments, if any, made during such period as if such payments were made on February 15), but in any event excluding any cash from time to time awaiting reinvestment or application in accordance with Section 4.2(b), (d), (e), (f) or (h), minus (ii) $300,000,000.

“Existing Credit Agreements” shall mean the Existing Revolving Credit Agreement and the Existing Term Loan Agreement.

“Existing Obligations” shall have the meaning assigned to that term in Section 6.5(d) of this Agreement.

“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of September 30, 2002 among Borrower, Administrative Agent and the other parties signatory thereto, as amended.

“Existing Term Credit Agreement” has the meaning ascribed to it in the Recitals of this Agreement

“Facility” means any of the credit facilities established under this Agreement.

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by DB from three federal funds brokers of recognized standing selected by DB.

“Fee Letter” means the letter agreement with respect to fees related to this Agreement between Borrower, DB and Deutsche Bank Securities Inc. dated on or before the Closing Date.

“Fiscal Quarter” has the meaning assigned to such term in Section 7.12 of this Agreement.

“Fiscal Year” has the meaning assigned to such term in Section 7.12 of this Agreement.

“Foreign Cash Equivalent” means (i) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or Aa2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”), or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and (ii) debt securities in an aggregate principal amount not to exceed the Dollar Equivalent of $2,000,000 with a maturity of 365 days or less issued by any nation in which the Borrower or its Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

“Foreign Overdraft Facility” means one or more foreign overdraft lines of credit in a maximum aggregate principal amount of $5,000,000 at any time outstanding.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the USA by Borrower or one or more of its Subsidiaries or their ERISA Affiliates primarily for the benefit of employees of Borrower or such Subsidiaries or such ERISA Affiliates residing outside the USA, which plan, fund, or similar program provides or results in, retirement income or a deferral of income in contemplation of retirement, and which is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Restricted Subsidiary of Borrower that (A) is incorporated under the laws of a jurisdiction other than any State of the USA, the District of Columbia or any territory or possession of the USA and (B) maintains a majority of its assets outside the USA; provided, however, that Huntsman International Sales Corporation shall be a Foreign Subsidiary for so long as it is treated as a foreign subsidiary under Section 956 of the Code.

“GAAP” means generally accepted accounting principles in the USA as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, dividend, Capitalized Lease or operating lease, any other lease or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:  (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof provided, however, that the term Guarantee Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Headquarters Subsidiary Guarantee Agreement” has the meaning assigned to that term in Section 5.1(a)(iii) of this Agreement.

“Headquarters Mortgage Loan Documents” means a mortgage or deed of trust, assignment of rents and leases and other customary mortgage loan documents entered into by Huntsman Headquarters Corporation, a Utah corporation, in connection with the mortgaging of the building located at 500 Huntsman Way, Salt Lake City, Utah and any agreements or documents entered into by Huntsman Headquarters Corporation evidencing the renewal, replacement or refinancing of the Indebtedness governed thereby in an amount not to exceed the principal amount thereof on the Closing Date.

“Hedging Agreement” means any Interest Rate Agreement, Currency Agreement, commodity purchase or option agreement or commodity price hedging agreement or other hedging arrangement.

“HIH” means Huntsman International Holdings, LLC, a Delaware limited liability company.

“Historical Financial Statements” means each of the financial statements of Borrower or its Subsidiaries set forth on Schedule 6.5(a) hereto.

“Holdco I” means Huntsman Holdings, LLC, a Delaware limited liability company.

“Holdco II” means HMP Equity Holdings Corporation, a Delaware corporation.

“Horizon Subordination Agreement” has the meaning given thereto in Section 5.1(a)(viii) of this Agreement.

“Horizon Subordinated Note” means that certain Amended and Restated Subordinated Promissory Note dated July 2, 2001 made by Borrower and payable to the order of Horizon Ventures, L.C., a Utah limited liability company, as amended or modified in accordance with the terms hereof.

“HSCC” means Huntsman Specialty Chemicals Corporation, a Delaware corporation.

“HSCC Subsidiary Guarantee Agreement” has the meaning given thereto in Section 5.1(a)(iii)(B).

“HSCHC” means Huntsman Specialty Chemicals Holdings Corporation, a Utah corporation.

“Huntsman Affiliate” means any Affiliate of Borrower (other than Borrower’s Subsidiaries).

“Huntsman Group” has the meaning given thereto in the definition of Change of Control in Section 1.1.

“Indebtedness” means, as applied to any Person (without duplication):

(i)            all obligations of such Person for borrowed money;

(ii)           the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith) which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or a similar instrument;

(iii)          all Capitalized Lease Obligations;

(iv)          all indebtedness secured by any Lien (other than Customary Permitted Liens) on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

(v)           notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

(vi)          indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vii)         the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(viii)        all obligations of such Person under Hedging Agreements;

(ix)           Guarantee Obligations of such Person;

(x)            the aggregate outstanding amount of Receivables Facility Attributed Indebtedness or the gross proceeds from any similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner that would not otherwise be reflected as a liability on a balance sheet of such Person in accordance with GAAP; and

(xi)           the principal balance outstanding under any synthetic lease, tax retention, operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

provided, however, notwithstanding the foregoing, “Indebtedness” shall not include deferred taxes or indebtedness of Borrower and/or its Restricted Subsidiaries (which indebtedness may not be secured except as permitted by Section 8.1(l)) incurred to finance insurance premiums in a principal amount not in excess of the casualty and other insurance premiums to be paid by Borrower and/or its Restricted Subsidiaries for a three-year period beginning on the date of any incurrence of such indebtedness.

“Intercompany Indebtedness” means, Indebtedness of Borrower or any of its Restricted Subsidiaries which, in the case of Borrower, is owing to any Restricted Subsidiary of Borrower and which, in the case of any Restricted Subsidiary of Borrower, is owing to Borrower or any of its other Restricted Subsidiaries.

“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated the date hereof, by and among the Collateral Agent, Administrative Agent, the Revolving Collateral Agent, the Revolving Administrative Agent, DB as beneficiary of the Mortgages, HSBC Bank USA, National Association (as successor to HSBC Bank USA), as trustee for the Senior Secured Notes and Borrower, in the form of Exhibit 1.2 to the Security Agreement, as amended, modified or supplemented in accordance with the terms thereof.

“Interest Coverage Ratio” has the meaning assigned to that term in Section 9.2 of this Agreement.

“Interest Expense” means, for Borrower and its Restricted Subsidiaries with respect to any period, the sum of (x) total interest expense for Borrower and its Restricted Subsidiaries to the extent reflected on a consolidated financial statement of Borrower, determined on a consolidated basis in accordance with GAAP and (y) total cash dividends paid on any preferred Capital Stock of Borrower and its Restricted Subsidiaries to a Person other than Borrower or any of its Restricted Subsidiaries.  As used in this definition, the term “interest” shall include, without limitation, all interest and fees payable with respect to the Obligations under this Agreement (other than fees which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Capitalized Lease Obligations during such period, all as determined in accordance with GAAP, but shall not include, to the extent otherwise includable therein, Restructuring Charges of the type described in clause (a) of the definition thereof.

“Interest Payment Date” means (a) as to any Base Rate Loan, (x) the last Business Day of each March, June, September and December to occur while such Loan is outstanding and (y) the date on which all of the Loans hereunder are paid in full, (b) as to any Eurodollar Loan, the last day of the Interest Period applicable thereto and (c) as to any Eurodollar Loan having an Interest Period longer than three months, at the end of each three month anniversary of the first day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, the date upon which any of the Term B Loans have been paid in full shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Loans.

“Interest Period” means with respect to any Eurodollar Loan, the period commencing on the Business Day such Loan is disbursed or continued (or on the date on which any Base Rate Loan is converted to a Eurodollar Loan) and ending on the date one (or such shorter period as may be agreeable to the Administrative Agent), two, three or six months thereafter, as selected by Borrower in its Notice of Continuation or Notice of Conversion or Continuation;

provided that:

(i)            if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period pertaining to a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iii)          no Interest Period for any Term B Loan shall extend beyond the final maturity date for such loan.

(iv)          the initial Interest Period for any Eurodollar Loan shall commence on the date of such Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect to such Eurodollar Loan shall commence on the last day of the immediately preceding Interest Period; and

(v)           no Interest Period in respect to any Borrowing of Term B Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term B Loans will be required to be made under Section 4.2(a) if the aggregate principal amount of Term B Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term B Loans then outstanding less the aggregate amount of such required prepayment.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which Borrower or any Restricted Subsidiary is a party, designed to protect Borrower or any of its Restricted Subsidiaries against fluctuations in interest rates.

“Interest Rate Determination Date” means the date for calculating the Eurodollar Rate for an Interest Period, which date shall be the second Business Day prior to the first day of the related Interest Period for such Loan.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or accounts receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business or (iii) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person (including by way of merger, consolidation or amalgamation).  The amount of any Investment by any Person on any date of determination shall be the acquisition price of the gross assets acquired (including any liability assumed by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus all additional capital contributions or purchase price paid in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Borrower or another Subsidiary of Borrower) in connection with the sale of such Investment.  Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRIC” means International Risk Insurance Company, a Vermont corporation.

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“Issuer” has the meaning assigned to that term within the definition of Qualified Public Offering in this Section 1.1.

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any other Person which becomes a Lender pursuant to Section 12.8; provided, however, that each Participant shall be deemed to be a Lender for purposes of Section 4.5 of this Agreement.

“Lending Office” means, with respect to each Lender, the office specified under such Lender’ name on the signature page hereto, or on the signature page to any Assignment and Assumption Agreement, with respect to each Type of Loan, as the case may be, or such other office as such Lender may designate in writing from time to time to Borrower and Administrative Agent with respect thereto.

“Leverage Ratio” has the meaning as defined in Section 9.1 of this Agreement.

“Lien” means (i) any judgment lien or execution, attachment, levy, distraint or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit to a Deposit Account in the ordinary course of business and not intended as security) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, any filing or agreement or authorization to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than (x) filings for which an agreement to release such statement has been obtained and delivered to Administrative Agent, (y) filings improperly made against the Borrower or any of its Subsidiaries without their consent or (z) filings to reflect ownership by a third party of property leased or consigned to Borrower or any of its Subsidiaries under a lease or consignment agreement which is not in the nature of a conditional sale or title retention agreement, or any sale of receivables with recourse against the seller or any Affiliate of the seller).

“Loan” means an extension of credit by a Lender to Borrower pursuant to Article II, and “Loans” means all of such Loans by all Lenders collectively.

“Loan Documents” means, collectively, this Agreement, the Subsidiary Guarantee Agreements, the Notes, each Security Document and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Management Fees” means for any period, all management fees or similar compensation, excluding amounts representing reimbursement of out-of-pocket expenses incurred in the ordinary course of business in connection with the performance of management services.

“Mandatory Prepayment Date” has the meaning assigned to that term in Section 4.3(d).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its respective obligations under any Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement or any of the Security Documents or the rights or remedies of Administrative Agent and the Lenders hereunder or thereunder.

“Material Agreement” means (i) any Contractual Obligation, the breach of which or the failure to maintain would be reasonably likely to result in a Material Adverse Effect and (ii) any material Contractual Obligation entered into in connection with an Acquisition.

“Material Subsidiary” means any Restricted Subsidiary of Borrower, the Consolidated Total Assets of which were more than 2% of Borrower’s Consolidated Total Assets as of the end of the most recently completed Fiscal Year of Borrower for which audited financial statements are available; provided that, in the event the aggregate of the Consolidated Total Assets of all Restricted Subsidiaries that do not constitute Material Subsidiaries exceeds 5% of Borrower’s Consolidated Total Assets as of such date, Borrower (or Administrative Agent, in the event Borrower has failed to do so within 10 days of request therefor by Administrative Agent) shall, to the extent necessary, designate sufficient Restricted Subsidiaries to be deemed to be “Material Subsidiaries” to eliminate such excess, and such designated Restricted Subsidiaries shall thereafter constitute Material Subsidiaries.  Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of Borrower included in such audited financial statements.

“Matlin Patterson” means Matlin Patterson Global Opportunities Partners L.P.  (f/k/a CSFB Global Opportunities Partners L.P.) by its investment advisor Matlin Patterson Global Advisers LLC (f/k/a CSFB Global Advisers LLC).

“Maturity Date” means March 31, 2010, or such earlier date as the outstanding Term B Loans shall have been reduced to $0 pursuant to this Agreement.

“Membership Interests” shall mean the limited liability company interests of Borrower.

“Moody’s” means Moody’s Investors Service, Inc.  or any successor to the rating agency business thereof.

“Mortgaged Property” means, collectively, all of the properties of Borrower and the Subsidiaries of Borrower defined as “Mortgaged Property” in each of the respective Mortgages including, without limitation, the properties listed on Schedule 6.21(c) identified as Mortgaged Property and any other property which becomes Mortgaged Property pursuant to Section 7.11.

“Mortgages” means, collectively, (i) the mortgage and leasehold mortgages in form and substance satisfactory to Administrative Agent each dated as of the Closing Date or a date prior thereto and executed by Borrower or any Restricted Subsidiary of Borrower, as mortgagor, in favor of the Collateral Agent (or its designee) for the benefit of the Lenders, as mortgagee, relating to the Mortgaged Property, and (ii) any other mortgage, deed of trust or similar agreement executed by Borrower or a Subsidiary of Borrower pursuant to which such Person shall have granted a mortgage to Administrative Agent (or its designee) for the benefit of the Lenders, as each such agreement may at any time be amended, supplemented, restated or otherwise modified in accordance with the terms thereof and in effect.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA to which contributions are or have within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by Borrower or any of its ERISA Affiliates or any Subsidiary of Borrower or ERISA Affiliates to such Subsidiary.

“Net Interest Expense” means, for Borrower and its Restricted Subsidiaries with respect to any period, Interest Expense net of interest income on Cash and Cash Equivalents, net of amounts received under Interest Rate Agreements, to the extent permitted hereunder.

“Net Offering Proceeds” means the proceeds received from the issuance of any Capital Stock (other than (i) Capital Stock issued in connection with the exercise of stock options granted pursuant to a stock option plan, or (ii) from any contribution to capital with respect to existing Capital Stock) net of the actual liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and reasonable legal, advisory and other fees and expenses, including title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.

“Net Sale Proceeds” means, with respect to any Asset Disposition the aggregate cash payments received by Borrower, HSCC, HSCHC or any Restricted Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus the direct costs and expenses incurred in connection therewith (including in the case of any Asset Disposition, the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness (other than hereunder) required to be repaid as a result of such Asset Disposition), and any provision for taxes in respect thereof made in accordance with GAAP provided that such expenses shall only include taxes to the extent that taxes are payable in cash in the current year or the following year as a result of such Asset Disposition.  Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by Borrower or any Restricted Subsidiary of Borrower.

“Non-U.S. Participant” means any Lender that is not a United States person within the meaning of Code section 7701(a)(30).

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.3(b) of this Agreement.

“Notice Office” means the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, NJ 07302 or such other office as the Administrative Agent may designate to Borrower and the Lenders from time to time.

“Obligations” means all liabilities and obligations of Borrower and any Subsidiary of Borrower now or hereafter arising under this Agreement and all of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Operating Financing Lease” means a lease of the type described in clause (xi) of the definition of “Indebtedness”.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of formation, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Participants” has the meaning assigned to that term in Section 12.8(b) of this Agreement.

“Payment Office” means, with respect to Administrative Agent, 60 Wall Street, New York, NY 10005 or such other address as Administrative Agent may from time to time specify in accordance with Section 12.3 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Perfection Certificates” has the meaning assigned to that term in Section 5.1(a)(v).

“Permitted Australian Proceeds” has the meaning assigned to that term in Section 8.7(h).

“Permitted Liens” has the meaning assigned to that term in Section 8.1 of this Agreement.

“Permitted Real Property Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the applicable title policy in respect thereof (or any update thereto) and found, on the date of delivery of such title policy to Administrative Agent in accordance with the terms hereof, reasonably acceptable by Administrative Agent, (ii) as to any particular real property at any time, such easements, encroachments, covenants, restrictions, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of Administrative Agent, materially impair such real property for the purpose for which it is held by the mortgagor or owner, as the case may be, thereof, or the Lien held by Administrative Agent, (iii) municipal and zoning laws, regulations, codes and ordinances, which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or owner, as the case may be, of such real property, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as Administrative Agent may consent to.

“Permitted Unsecured Debt” means unsecured Indebtedness (other than Indebtedness permitted by Section 8.2(d)) on terms and conditions and in form and substance satisfactory to Administrative Agent; provided, that such terms and conditions shall not be more restrictive to Borrower than those set forth herein and shall be at or below a market interest rate for comparable instruments and, in no event shall any scheduled principal payments be required to be made prior to the Maturity Date.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are or have, within the preceding six years, been made, by Borrower or any of its ERISA Affiliates or any Subsidiary of Borrower or any ERISA Affiliates of such Subsidiary, but not including any Multiemployer Plan.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Pledged Intercompany Notes” means, collectively, the “Pledged Intercompany Notes” as defined in the Security Agreement.

“Pledged Securities” means, collectively, “Pledged Securities” as defined in the Security Agreement or any other pledged securities under any Security Document.

“Prepayment Option Notice” has the meaning assigned to that term in Section 4.3(d).

“Pro Rata Share” means, when used with reference to any Lender and any Facility, and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Loans under such Facility and the denominator of which shall be the aggregate Loans outstanding under such Facility for all Lenders, and when used with reference to any Lender’s percentage interest, such fraction.

“Qualified Public Offering” means the initial public offering (and any subsequent public offering) of the common equity of Holdco II or an entity of which Holdco II is a Wholly-Owned Subsidiary (Holdco II or such other entity, the “Issuer”) (including any such sale pursuant to any underwriter’s exercise of any overallotment options); provided, that the gross proceeds of any such initial public offering exceed $500,000,000.

“Receivables Facility Attributed Indebtedness” at any time shall mean the aggregate net outstanding amount theretofore paid in respect of the accounts receivable sold or transferred as part of a bulk sale or financing of accounts receivable by it.

“Recovery Event” means the receipt by Borrower (or any of its Restricted Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Borrower or any of its Restricted Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Borrower or any of its Restricted Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 7.8; provided, however, that in no event shall payments made under business interruption insurance constitute a Recovery Event.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a fund, any other fund that invests in bank loans and is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Release” means release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching, or migration into the indoor or outdoor environment or into or out of any property of Borrower or its Subsidiaries, or at any other location to which Borrower or any Subsidiary has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of Borrower or its Subsidiaries or at any other location, including any location to which Borrower or any Subsidiary has transported or arranged for the transportation of any Contaminant.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent or minimize the Release or substantial threat of a material Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial or post-remedial studies and investigations and post-remedial monitoring and care.

“Replaced Lender” shall have the meaning ascribed to it in Section 3.6 hereof.

“Replacement Lender” shall have the meaning ascribed to it in Section 3.6 hereof.

“Reportable Event” means a “reportable event” described in Section 4043(b) of ERISA or in the regulations thereunder with respect to a Plan other than a reportable event for which the 30-day notice requirement to the PBGC has been waived, any event requiring disclosure under Section 4063(a) or 4062(e) of ERISA, receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4202 of ERISA or receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA.

“Required Lenders” means as of any date of determination thereof Lenders having more than 50% of the sum of the unpaid principal amount of the Loans at such date.

“Required Note Offer Amount Proceeds” shall mean (i) with respect to any Asset Disposition, the amount of any Net Sale Proceeds which would be required by the terms of the Senior Secured Notes Indenture to be applied to offer to purchase Senior Secured Notes and (ii) with respect to the proceeds of any Recovery Event, the amount of any such proceeds which would be required by the terms of the Senior Secured Notes Indenture to offer to purchase Senior Secured Notes; in each case (x) including amounts which are required under the terms of the Senior Secured Notes Indenture to be accumulated to make such an offer, (y) assuming no reinvestment of such proceeds or expenditure of such proceeds to purchase replacement properties or assets and (z) after giving effect to (1) any prepayment of Loans (as defined in the Revolving Credit Agreement) required by the terms of the Revolving Credit Agreement and (2) prepayment of Term B Loans to the maximum extent permitted by the Senior Secured Notes Indenture without requiring an offer to repurchase Senior Secured Notes.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Financial Officer” means the Chief Financial Officer, principal accounting officer, a financial vice president, Controller, Treasurer or Assistant Treasurer of Borrower.

“Responsible Officer” means any of the Chairman of the Board of Directors, the President, any Executive Vice President, Senior Vice President, the Controller, Chief Financial Officer, Chief Restructuring Officer, any Vice President, the Treasurer, or the Secretary or any other similar officer or position.

“Restricted Domestic Subsidiary” means any Restricted Subsidiary which is also a Domestic Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Restricted Subsidiary Adjusted Earnings” means, for any applicable period, Consolidated Net Income or Consolidated Net Loss of Borrower and its Restricted Subsidiaries plus, to the extent not included therein, and to the extent paid out of retained or current earnings (and not constituting a return of capital), the amount of cash dividends or distributions paid to Borrower or a Restricted Subsidiary from any Unrestricted Subsidiary or from any Person which is not a Subsidiary during such period; provided that in computing Consolidated Net Income or Consolidated Net Loss for purposes of this definition, extraordinary gains or losses shall be excluded.

“Restricted Subsidiary Guarantee Agreement” has the meaning assigned to that term in Section 5.1(a)(iii)(A).

“Restructuring Charges” means (a) call premiums and call protection payments paid in connection with prepayments of Indebtedness with proceeds of a Qualified Public

Offering and each write-off of deferred financing costs due to any early extinguishment of Indebtedness occurring on or after the date hereof, (b) non-recurring restructuring charges incurred during the preceding three Fiscal Quarters ending June 30, 2004, in an aggregate amount not to exceed $25,000,000, and (c) non-recurring restructuring charges incurred from July 1, 2004 until January 1, 2006, in an aggregate amount not to exceed $50,000,000; provided that when the charges set forth in clause (c) are added with the charges set forth in clause (b), the cash portion of such charges shall not exceed $30,000,000.

“Revolving Administrative Agent” means the “Administrative Agent” as such term is defined in the Revolving Credit Agreement.

“Revolving Collateral” means the “Collateral” as such term is defined in the Revolving Credit Agreement.

“Revolving Collateral Agent” means the “Collateral Agent” as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement entered into on the Closing Date by and among Borrower, DB, as administrative agent, and the other financial institutions and other parties thereto, together with any agreement or agreements from time to time executed by the Borrower to evidence any refinancings or successive refinancings of all or any part of the Revolving Loans, together with any amendments, modifications or supplements to, or restatements of, any of the foregoing providing on the Closing Date for commitments of the Lenders thereunder to make Revolving Loans in an aggregate principal amount of not more than $350,000,000.

“Revolving Loan Obligations” means the “Obligations” as that term is defined in the Revolving Credit Agreement.

“Revolving Loans” means the loans and extensions of credit made or to be made pursuant to the Revolving Credit Agreement.

“Revolving Security Documents” means “Security Documents” as such term is defined in the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property; provided, however, that a sale and leaseback by the Borrower or any Restricted Subsidiary of railcars acquired after the date hereof shall not constitute a “Sale and Leaseback Transaction” for purposes of this Agreement.

“Scheduled Term B Loans Principal Payments” means, with respect to the principal payments on the Term B Loans for each date set forth below, the Dollar amount set forth opposite thereto, as reduced from time to time pursuant to Sections 4.1 and 4.2 of this Agreement:

Date	Scheduled Term B Loans Principal Payment
December 31, 2005	$7.15 million
December 31, 2006	$7.15 million
December 31, 2007	$7.15 million
December 31, 2008	$7.15 million
December 31, 2009	$7.15 million
March 31, 2010	$679,250,000, or the then remaining principal balance

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Section 4.5(d) Certificate” has the meaning ascribed to such term in Section 4.5(d) of this Agreement.

“Secured Party” has the meaning assigned to that term in the Security Agreement.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” has the meaning assigned to that term in Section 5.1(a)(ii) of this Agreement.

“Security Documents” means, collectively the Pledged Intercompany Notes, the Security Agreement, the Subsidiary Guarantee Agreements, the Mortgages and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, including, without limitation, all pledge agreements, charges and other instruments and documents executed in connection with the granting of a security interest to the Collateral Agent in the Capital Stock of any Foreign Subsidiary, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.  For purposes of this Agreement, “Security Documents” shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by Borrower or any Subsidiary of Borrower after the date of this Agreement in favor of the Collateral Agent for the benefit of the Lenders in satisfaction of the requirements of this Agreement.

“Senior Secured Notes” shall mean those certain 11-5/8% senior secured notes due October 15, 2010 issued by the Borrower pursuant to the terms of the Senior Secured Notes Indenture, and secured by the Collateral on a pari passu basis with the Obligations.

“Senior Secured Notes Indenture” shall mean that certain Indenture dated as of September 30, 2003 among Borrower, the guarantors named therein and HSBC Bank USA,

National Association (as successor to HSBC Bank USA), as trustee for the holders of the Senior Secured Notes (as the same may be amended in compliance with this Agreement) and any supplemental indenture or additional indenture to be entered into with respect to the Senior Secured Notes; provided, that (i) the terms and conditions thereof shall be satisfactory to the Administrative Agent and, in any event, not be more restrictive to Borrower than those set forth herein, (ii) the Senior Secured Notes shall, at the date of issuance, be at or below a market interest rate for comparable instruments and (iii) in no event shall any scheduled principal payments be required to be made on the Senior Secured Notes prior to the Maturity Date.

“Senior Secured Notes Obligations” shall mean the obligations incurred by Borrower under the Senior Secured Notes Indenture, as evidenced by the Senior Secured Notes.

“Senior Subordinated Notes” means those certain 9-1/2% Senior Subordinated Notes of the Borrower due 2007 and Senior Subordinated Floating Rate Notes of the Borrower due 2007, each issued pursuant to the applicable Senior Subordinated Notes Indentures.

“Senior Subordinated Notes Indentures” means these certain indentures as amended by those certain amendments, dated as of June 14, 2002 by and between Borrower, as Issuer, each of the Guarantors named therein and Wilmington Trust Company, as Trustee.

“Subsidiary” of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent controlling interest shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantee Agreements” has the meaning assigned to that term in Section 5.1(a)(iii) of this Agreement.

“Subsidiary Guarantor” means any Subsidiary of Borrower that becomes a party to a Subsidiary Guarantee Agreement.

“Tax Sharing Agreement” means that certain tax sharing agreement dated as of September 30, 2002 by and between Borrower and Holdco II, initially substantially in the form of Exhibit 5.1(f), as amended or otherwise modified (including any replacement thereof following a Qualified Public Offering with an agreement with the Issuer) from time to time in accordance with Section 8.11.

“Taxes” has the meaning assigned to that term in Section 4.5(a)(iv) of this Agreement.

“Term B Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption “Amount of Term B Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Term B

Commitments” means such commitments collectively, which commitments equal $715,000,000 in the aggregate as of the date hereof.

“Term B Lenders” means those Lenders providing Term B Loans hereunder and shall include any Person which becomes a Term B Lender as contemplated by Section 2.4 or Section 12.8 of this Agreement.

“Term B Loan” and “Term B Loans” have the meanings assigned to those terms in Section 2.1(a) of this Agreement and shall include any Additional Term B Loans.

“Term B Loan Maturity Date” means March 31, 2010, or such earlier date as the outstanding Term B Loans are required to be reduced to $0 pursuant to this Agreement.

“Term B Loan Ratable Share” shall mean, as of any date of determination, a fraction, the numerator of which is the total outstanding principal amount of Term B Loans as of such date and the denominator of which is an amount equal to the sum of (i) the total principal amount of Term B Loans outstanding as of such date and (ii) the total principal amount of Senior Secured Notes outstanding as of such date.

“Term B Note” means a note issued in accordance with Section 2.2 of this Agreement to a Term B Lender, evidencing a Lender’s Term B Loan.

“Threshold QPO Proceeds Prepayment” means one or more prepayments of the principal amount of Indebtedness for money borrowed of Borrower, its Restricted Subsidiaries or HSCC from proceeds of a Qualified Public Offering which individually or in the aggregate permanently reduce such Indebtedness by at least $200 million, with not less than $150 million of such principal reduction permanently reducing Loans hereunder and/or the Senior Secured Notes.

“Tranche” means a group of Loans of a single Type as in effect on the Closing Date or thereafter converted or continued by the Lenders on a single date and in the case of Loans other than Base Rate Loans, as to which a single Interest Period is in effect.

“Transferee” has the meaning assigned to that term in Section 12.8(d) of this Agreement.

“Type” means as to any Loan its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unrestricted Subsidiary” means any Subsidiary listed on Schedule 1.1(b) of this Agreement and any Subsidiary thereof or any Subsidiary of Borrower that at the time of formation shall be designated an Unrestricted Subsidiary in an officer’s certificate signed by two Responsible Financial Officers of the Borrower and promptly delivered to Administrative Agent.

“Unused Revolver Availability” means (i) the lesser of (x) the sum of the Commitments (as defined in the Revolving Credit Agreement) and (y) the then current Borrowing Base (as defined in the Revolving Credit Agreement) less (ii) the then outstanding balance of the Loans (as defined in the Revolving Credit Agreement) less (iii) the L/C Obligations (as defined in the Revolving Credit Agreement).

“USA” means the United States of America.

“Waivable Prepayment” has the meaning assigned to that term in Section 4.3(d).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Direct Subsidiary” means with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors, or similar de minimis issuances of Capital Stock to comply with Requirements of Law) are at the time owned directly by such Person.

“Wholly-Owned Domestic Subsidiary” means any Wholly-Owned Subsidiary which is also a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors, or similar de minimis issuances of Capital Stock to comply with Requirements of Law) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person; provided, however, that for purposes of this Agreement, Nitroil Vegyipari Termeló-Fejlesztró Résvénytátság and its Wholly-Owned Subsidiaries shall be deemed to be “Wholly-Owned Subsidiaries” of Borrower.

“Written” or “in writing” means any form of written communication or a communication by means of telecopier device, or authenticated telex, telegraph or cable.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The words “herein,” “hereof’ and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  References to “Articles”, “Sections”, “paragraphs”, “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

1.2          Accounting Terms; Financial Statements.

(a)           All accounting terms used herein but not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP as applied in effect on the date hereof in the USA.  Except as otherwise expressly provided herein (including without limitation, any modification to the terms hereof pursuant to Section 8.13), all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP in effect in the USA on the date hereof and on a basis consistent with the presentation of the financial statements delivered pursuant to, or otherwise referred to in, Section 6.5.  Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the USA as in effect on the respective dates of their preparation.  For purposes of the financial terms set forth herein, whenever reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Borrower and its Restricted Subsidiaries or for Borrower and its Subsidiaries (other than Unrestricted Subsidiaries), such determination shall be made as if each Unrestricted Subsidiary were wholly-owned by a Person not an Affiliate of Borrower.

(b)           Solely for purposes of delivery of the financial statements required by Sections 7.1(a), (b) and (c), HF II Australia Holdings Company LLC, Huntsman Australia Holdings Corp., HCPH Holdings Pty Limited, Huntsman Chemical Australia Unit Trust and their Subsidiaries (collectively, the “Australian Consolidated Entities”), Huntsman Verwaltungs GmbH and HSCC and HSCHC shall be deemed to be Restricted Subsidiaries; provided, however, concurrently with the delivery of the officer’s certificate required by Section 7.2(b), for purposes of calculating compliance with the financial covenants hereof, Borrower shall also deliver to Administrative Agent statements excluding the Unrestricted Subsidiaries, and, upon request of Administrative Agent, reflecting the consolidating entries pertaining to the Unrestricted Subsidiaries existing on the Closing Date, in each case in form and substance satisfactory to the Administrative Agent.”

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1          The Term B Loans.

Each Term B Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, a “Term B Loan” and collectively, the “Term B Loans”) to Borrower on the Closing Date in an aggregate principal amount equal to the Term B Commitment of such Term B Lender.  The Term B Loans (i) shall be incurred by Borrower pursuant to a single drawing, which shall be on the Closing Date, (ii) shall be denominated in Dollars, (iii) shall be made as Eurodollar Loans with an Interest Period acceptable to Administrative Agent not in excess of seven days and, except as hereinafter provided, may, at the option of Borrower, be maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided, that all Term B Loans made by the Term B Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term B Loans of the same Type and (iv) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Term B Commitment of such Lender at such time.  Each Term B Lender’s Term B Commitment shall expire immediately and without further action on the Closing Date if the Term B Loans are not made on the Closing Date.  No amount of a Term B Loan which is repaid or prepaid by Borrower may be reborrowed hereunder.

2.2          Term B Notes.

The Term B Loans of each Lender shall, if requested by such Lender, be evidenced by a promissory note (each, a “Term B Note” and, collectively, the “Term B Notes”) duly executed and delivered by Borrower, substantially in the form of Exhibit 2.2, with appropriate insertions as to payee, date and principal amount, payable to the order of such Lender.  Each Lender is hereby authorized to record the initial type and amount of each portion of such Term B Loan, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Term B Note (or otherwise on the records of such Lender), and any such recordation shall (in the absence of manifest error) constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure of a Lender to make any such recordation (or any error in such recordation) on its records or on its Term B Note shall not affect the obligations of Borrower thereunder or under this Agreement.  Each Term B Note shall (x) be dated the Closing Date, (y) be stated to mature on the Maturity Date and (z) provide for the payment of interest in accordance with Section 3.1 and the payment of principal as provided herein.

2.3          Conversion and Continuation Elections for Eurodollar Loans and Base Rate Loans.

(a)           Borrower may upon notice to Administrative Agent in accordance with Section 2.3(b):

(i)            elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an aggregate amount not less than Ten Million Dollars ($10,000,000)) into Eurodollar Loans; or

(ii)           elect to convert on a Conversion Date any Eurodollar Loans (or any part thereof in an aggregate amount not less than Ten Million Dollars ($10,000,000)) into Base Rate Loans; or

(iii)         elect to continue on a Continuation Date any Eurodollar Loans (or any part thereof in an aggregate amount not less than Ten Million Dollars ($10,000,000));

provided, that at no time shall there be outstanding more than ten (10) Interest Periods with respect to Eurodollar Loans for Term B Loans.

(b)           If Borrower desires to convert or continue any Eurodollar Loan or Base Rate Loan pursuant to Section 2.3(a), it shall irrevocably request a conversion or continuation (if by telephone, to be confirmed promptly in writing) in a Notice of Conversion or Continuation in the form of Exhibit 2.3(b) (a “Notice of Conversion or Continuation”) to be received by Administrative Agent not later than 12:00 Noon (New York City time) at least (i) three Business Days in advance of the Conversion Date or Continuation Date, if the Loans are to be converted into or continued as Eurodollar Loans; and (ii) on the same Business Day as the Conversion Date, if the Loans are to be converted into Base Rate Loans, specifying:

(A)          the proposed Conversion Date or Continuation Date;

(B)          the aggregate amount of Eurodollar Loans or Base Rate Loans to be converted or continued;

(C)          the nature of the proposed conversion or continuation;

(D)          the duration of the requested Interest Period, if the Loans are to be converted into or continued as Eurodollar Loans; and

(c)           If prior to the time set forth in Section 2.3(b), (i) Borrower has failed to give a timely Notice of Conversion or Continuation with respect to a Eurodollar Loan, or (ii) Borrower has failed to select a new Interest Period to be applicable to a Eurodollar Loan, Borrower shall be deemed to have elected to continue such loan as a Eurodollar Loan with an Interest Period of one month.

(d)           Upon receipt of a Notice of Conversion or Continuation, Administrative Agent will promptly notify each applicable Lender thereof, or, if no timely notice is provided, Administrative Agent will promptly notify each applicable Lender of the details of any automatic conversion or continuation.  Each conversion or continuation of Term B Loans shall be allocated among Term B Loans of the Term B Lenders, in accordance with their Pro Rata Shares.

(e)           Notwithstanding the foregoing, Borrower shall not be entitled to specify or elect in any Notice of Conversion or Continuation that any Loans shall be or become Eurodollar Loans if an Event of Default shall have occurred and be continuing unless the Required Lenders shall have notified Administrative Agent that additional Eurodollar Loans shall be made available while such Event of Default is continuing.  If an Event of Default shall occur then, unless Administrative Agent shall receive such notice from the Required Lenders or all Events of Default have been cured or waived, each outstanding Eurodollar Loan shall be converted to a Base Rate Loan on the last day of its Interest Period.  The foregoing is without prejudice to the other rights and remedies available hereunder upon an Event of Default.

2.4          Additional Term B Loans.

(a)           Borrower shall have the right at any time, so long as no Unmatured Event of Default or Event of Default then exists, and from time to time, to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans to Borrower, loans and commitments to make loans in an aggregate principal amount not to exceed $25,000,000 less the amount of Senior Secured Notes issued after the Closing Date, which loans shall constitute Term B Loans hereunder (the “Additional Term B Loans”); provided, that the terms and conditions of any Additional Term B Loans shall be the same as those applicable to the existing Term B Loan.

(b)           In the event that Borrower desires to incur Additional Term B Loans, Borrower will enter into an amendment with the lenders (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Term B Loans, which amendment shall be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this Section 2.4 and of the other provisions of this Agreement.  No consent of any Lender (other than any Lender making Additional Term B Loans) is required to permit the Additional Term B Loans contemplated by this Section 2.4(b) or the aforesaid amendment to effectuate the Additional Term B Loans.  This section shall supercede any provisions contained in this Agreement, including, without limitation, Section 12.1, to the contrary.

ARTICLE III

INTEREST AND FEES

3.1          Interest.

(a)           Rate of Interest.  Subject to Section 3.1(e), each Term B Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due or is prepaid in full at a rate per annum equal to (i) in the case of Base Rate Loans, the Base Rate plus the Applicable Base Rate Margin or (ii) in the case of Eurodollar Loans, the Eurodollar Rate plus the Applicable Eurodollar Margin.

(b)           Payment of Interest.  Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(d) shall be payable from time to time on demand.  Interest shall also be payable on the date of any payment of principal of the Term B Loans for the portion of the Loans so repaid and upon payment (including prepayment) in full of all of the Loans.

(c)           Notification of Rate.  Administrative Agent, upon determining the interest rate for any Tranche of Eurodollar Loans for any Interest Period, shall promptly notify Borrower and the applicable Lenders thereof.  Such determination shall, absent manifest error and subject to Section 3.5, be final, conclusive and binding upon all parties hereto.

(d)           Default Interest.  Notwithstanding the rates of interest specified herein, effective on the date 30 days after the occurrence and continuance during such 30 day period of any Event of Default (other than the failure to pay Obligations when due) and for so long thereafter as any such Event of Default shall be continuing, and effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due, whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable, shall bear interest payable on demand, after as well as before judgment, at a rate per annum equal to the Default Rate.

(e)           Maximum Interest.  If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

3.2          Fees.

(a)           Arranger Fees.  Borrower shall pay to Administrative Agent on the Closing Date the fees set forth in the Fee Letter.

(b)           Agency Fees.  Company shall pay to Administrative Agent for its own account, agency and other loan fees in the amount and at the times set forth in the Fee Letter.

3.3          Computation of Interest and Fees.

Interest on all Eurodollar Loans and all fees hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days.  Interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.  Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.  Administrative Agent shall, at any time and from time to time upon request of Borrower or any Lender, deliver to Borrower or any Lender a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.

3.4          Compensation For Funding Losses.

Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts, showing the calculation thereof in reasonable detail), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Loans to the extent not recovered by the Lender in connection with the liquidation or reemployment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Loan remained outstanding until the last day of the Interest Period applicable to such Loans) which such Lender may sustain as a result of:  (i) for any reason (other than a default by such Lender or Administrative Agent) a continuation of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Conversion or Continuation (whether or not withdrawn); (ii) any payment, prepayment or conversion or continuation of any of its Eurodollar Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto;

(iii) any repayment of any of its Eurodollar Loans not being made on the date specified in a notice of payment given by Borrower; or (iv)(A) any other failure by Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (B) an election made by Borrower pursuant to Section 3.6.  Each Lender shall submit its written request as to additional amounts owed such Lender under this Section 3.4 to Borrower and Administrative Agent within ten Business Days of the event giving rise to such request, which request shall, absent manifest error, be final, conclusive and binding for all purposes.  Calculation of all amounts payable to a Lender under this Section 3.4 shall be made as though that Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.4.

3.5          Increased Costs, Illegality, Etc.

(a)           Generally.  Except as otherwise provided in Section 4.5, in the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):

(i)            on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Eurodollar Rate applicable to such Loan for the applicable Interest Period;

(ii)           at any time that any Lender shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for taxes described in Section 4.5(a)(i) through (vi) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

(iii)         at any time that continuance of or conversion to any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or Administrative Agent in the case of clause (i) above) shall promptly give notice (if by telephone, confirmed in writing) to Borrower and, except in the case of clause (i) above, to Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Conversion or Continuation given by Borrower with respect to Eurodollar Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by Borrower, (y) in the case of clause (ii) above, Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto; however the failure to give any such notice shall not release or diminish Borrower’s obligations to pay additional amounts pursuant to clause (y) of this sentence; provided, however, if the respective Lender has intentionally withheld or delayed such notice, the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 3.5(a) for periods occurring prior to the 180th day before the giving of such written demand) and (z) in the case of clause (iii) above, Borrower shall take one of the actions specified in Section 3.5(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.5(a).

(b)           Eurodollar Loans.  At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.5(a)(ii) or (iii), Borrower may (and, in the case of a Eurodollar Loan affected by the circumstances described in Section 3.5(a)(iii), shall) if any affected Loan is a Eurodollar Loan then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.5(b).

(c)           Capital Requirements.  If, at any time after the date of this Agreement, any Lender determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Loans hereunder or its obligations hereunder, then Borrower shall pay to such Lender, upon its delivery of the written notice hereafter referred to, therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments or obligations in general and are not specifically attributable to the obligations hereunder, cover all commitments and obligations similar to the obligations of such Lender hereunder whether or not the loan documentation for such other commitments or obligations permits the Lender to make the determination specified in this Section 3.5(c), and such Lender’s determination of compensation owing under this Section 3.5(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.5(c) will give prompt written notice thereof to Borrower, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Borrower’s obligations to pay additional amounts pursuant to this Section 3.5(c); provided, however, if the respective Lender has intentionally withheld or delayed such notice, the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 3.5(c) for periods occurring prior to the 180th day before the giving of such notice.

(d)           Effect of Reserve Requirements.  In the event that any Governmental Authority shall impose any Eurodollar Reserve Requirements which increase the cost to any Lender of making or maintaining Eurodollar Loans, then Borrower shall thereafter pay in respect of the Term B Loans of such Lender a rate of interest based upon the Eurodollar Reserve Rate (rather than upon the Eurodollar Rate).  From and after the delivery by a Lender to Borrower of a notice indicating that the cost to any Lender has increased as a result of such Eurodollar Reserve Requirement, all references contained in this Agreement to the Eurodollar Rate (other than that in the definition of Eurodollar Reserve Rate) shall be deemed to be references to the Eurodollar Reserve Rate with respect to each such affected Lender.

3.6          Replacement of Lenders.

If any Lender is owed increased costs under Section 3.5(a)(ii) or (iii) or Section 3.5(c) or Borrower is required to make any payments under Section 4.5(c) to any Lender materially in excess of those of the other Lenders or as provided in Section 12.1(b) in the case of certain refusals by a Lender to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement or the other Loan Documents which have been approved by the Required Lenders, Borrower shall have the right, if no Event of Default or Unmatured Event of Default then exists, to replace such Lender (the “Replaced

Lender”) with one or more other Eligible Assignee or Assignees (collectively, the “Replacement Lender”) acceptable to Administrative Agent; provided that (i) at the time of any replacement pursuant to this Section 3.6, the Replaced Lender and Replacement Lender shall enter into one or more assignment agreements, in form and substance satisfactory to such parties and Administrative Agent, pursuant to which the Replacement Lender shall acquire all or a portion, as the case may be, of the outstanding Loans of the Replaced Lender and (ii) all obligations of Borrower owing to the Replaced Lender hereunder (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.  The Replaced Lender shall be required to deliver for cancellation its Notes to be cancelled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as Borrower may reasonably request.

3.7          Change of Lending Office.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Sections 3.5(a)(ii) and Section 3.5(c) or Section 4.5(c) with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event, provided that such designation is made on such terms that, such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 3.7 shall affect or postpone any of the Obligations of the Borrower or the rights of any Lender provided in this Agreement.

ARTICLE IV

PAYMENTS AND PREPAYMENTS

4.1          Voluntary Prepayments.

Borrower shall have the right to prepay any Loan in whole or in part from time to time on the following terms and conditions:  (i) Borrower shall give an irrevocable written notice (or telephonic notice promptly confirmed in writing) to Administrative Agent, which such notice shall state Borrower’s intent to prepay such Loans, the amount of such prepayment and the Loans to which such prepayment is to be applied, which notice shall be given by Borrower to Administrative Agent by 12:00 Noon (New York City time) at least three Business Days prior to the date of such prepayment if a prepayment of Eurodollar Loans or one Business Day for any other Loans and which notice shall promptly be transmitted by Administrative Agent to each of the applicable Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000; (iii) Eurodollar Loans may only be prepaid pursuant to this Section 4.1 on the last day of an Interest Period applicable thereto, or on any other day subject to Section 3.4; and (iv) a partial prepayment of Eurodollar Loans shall not be made that would result in the remaining aggregate outstanding principal amount thereof being less than the minimum principal amount that would be required in respect of a similar Eurodollar Loans.  Each voluntary prepayment of Term B Loans shall be applied first to the Scheduled Term B Loan Principal Payments due within the twelve-month period following the date of such prepayment in direct order of maturity and, thereafter, shall be applied pro rata to the Scheduled Term B Principal Payments (after giving effect to the prepayments made to the Scheduled Term B Loan Principal Payments due within such twelve-month period as specified above).  The notice provisions, the provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

4.2          Mandatory Prepayments.

(a)           Scheduled Term B Loans Principal Payments.  Borrower shall cause to be paid Scheduled Term B Loans Principal Payments on the Term B Loans until the Term B Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Term B Loans Principal Payments to the extent that prepayments have not previously been applied to such Scheduled Term B Loans Principal Payments (and such Scheduled Term B Loans Principal Payments have not otherwise been reduced) pursuant to the terms hereof.

(b)           Mandatory Prepayment Upon Certain Sales.  If Borrower, HSCHC, HSCC or any of Borrower’s Restricted Subsidiaries receives any Net Sale Proceeds attributable to any Asset Disposition, then (1) Borrower shall on such date repay the Term B Loans in an aggregate amount equal to the greater of (i) the Term B Loan Ratable Share of such Net Sale Proceeds and (ii) 100% of such Net Sale Proceeds less the applicable Required Note Offer Amount Proceeds, provided, that with respect to no more than $40,000,000 in the aggregate of such Net Sale Proceeds in any Fiscal Year of Borrower, the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that no Event of Default or Unmatured Event of Default then exists and Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase assets used or to be used in the businesses referred to in Section 8.9 within 180 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, that (i) pending such application Borrower shall promptly apply such Net Sale Proceeds to reduce the loans outstanding under the Revolving Credit Agreement, (ii) if all or any portion of such Net Sale Proceeds not so applied to the repayment of Term B Loans are not so used (or contractually committed to be used prior to the date, if any, on which such proceeds would otherwise be required to be applied to make an offer to purchase Senior Secured Notes) within such 180 day period, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Loans as provided above in this Section 4.2(b) and (iii) if all or any portion of such Net Sale Proceeds are not required to be applied on the 180th day referred to in clause (ii) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Loans as provided in this Section 4.2(b); and, (2) with respect to any Required Note Offer

Amount Proceeds, Borrower shall apply such amounts in accordance with the Senior Secured Notes Indenture; provided, however, that, to the extent the Senior Secured Notes Indenture requires that an offer to purchase Senior Secured Notes be made, Borrower shall, on the Business Day following the last day for acceptance of such offer, apply the amount, if any, of such offer which is not accepted by the holders of the Senior Secured Notes to prepay Term B Loans.  Notwithstanding the foregoing, for purposes of this Section 4.2(b), the Net Sale Proceeds attributable to any Asset Disposition shall not include such proceeds to the extent (i) such proceeds are directly attributable to the sale or transfer of accounts receivables or inventory comprising a portion of the “Borrowing Base,” as such term is defined in the Revolving Credit Agreement and (ii) an adjustment to such “Borrowing Base” is made on the date of such Asset Disposition pursuant to Section 4.5(e) of the Revolving Credit Agreement.  All prepayments of principal hereunder made by Borrower pursuant to this Section 4.2(b) shall be applied in the manner set forth in Section 4.3.

(c)           Mandatory Prepayment With Excess Cash Flow.  As soon as practicable, and in any event by April 30th of each Fiscal Year, (A) Borrower shall calculate the Excess Cash Flow for such Fiscal Year and (B) Borrower shall make a mandatory prepayment of the Term B Loans in an amount equal to seventy-five percent (75%) of such Excess Cash Flow; provided, that so long as no Event of Default or Unmatured Event of Default then exists, if the Leverage Ratio as of the last day of such recently completed Fiscal Year is less than 4.0:1.0, then, instead of 75%, such percentage shall equal to 50% of Excess Cash Flow (“Total Prepayment Amount”).  All prepayments of principal made hereunder made by Borrower pursuant to this Section 4.2(c) shall be applied in the manner set forth in Section 4.3.

(d)           Mandatory Prepayment With Proceeds of Capital Stock.  If Borrower, any of Borrower’s Restricted Subsidiaries, HSCHC or HSCC receives any Net Offering Proceeds from any offering of Capital Stock or contribution to capital after the Closing Date from a Person other than Borrower or its Subsidiaries, Borrower shall, subject to Section 4.3(d), on the date of the receipt by such Person of such proceeds prepay the Term B Loans in an amount equal to fifty percent (50%) of such Net Offering Proceeds; provided, that Net Offering Proceeds from a Qualified Public Offering shall not be required to be so applied on such date to the extent that no Event of Default or Unmatured Event of Default then exists and Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Offering Proceeds shall be used to permanently repay Indebtedness for money borrowed of the Borrower or its Subsidiaries within 14 days following the date of such Qualified Public Offering (or within 35 days if the Indebtedness intended to be repaid requires a notice of prepayment be given by Borrower and such notice is given within one (1) Business Day after the date of such Qualified Public Offering (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, that (i) pending such application Borrower shall promptly apply such Net Offering Proceeds to reduce the loans outstanding under the Revolving Credit Agreement and (ii) if all or any portion of such Net Offering Proceeds not so applied to the repayment of Term B Loans are not so used within such 14 or 31 day period, as applicable, such remaining portion shall be applied on the day following the last day of the respective period as a mandatory repayment of principal of outstanding Loans as provided above in this Section 4.2(d).  All prepayments of principal hereunder made by Borrower pursuant to this Section 4.2(d) shall be applied in the manner set forth in Section 4.3.

(e)           Mandatory Prepayment With Proceeds of Permitted Unsecured Debt.  No later than the Business Day of receipt by Borrower or any of Borrower’s Restricted Subsidiaries of the cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs and expenses associated therewith) from the issuance of any Permitted Unsecured Debt of Borrower or any of Borrower’s Restricted Subsidiaries, Borrower shall prepay the Term B Loans in an aggregate amount equal to such net cash proceeds, provided, that with respect to no more than $25,000,000 in the aggregate of such net cash proceeds after the Closing Date, the net cash proceeds therefrom shall not be required to be so applied on such date to the extent that no Event of Default or Unmatured Event of Default then exists; provided further, that with respect to net cash proceeds in excess thereof, such net cash proceeds shall also not be required to be so applied on such date to the extent that Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such net cash proceeds shall be used to permanently repay Indebtedness for money borrowed of the Borrower or its Subsidiaries within 14 days following the date of incurrence of such Permitted Unsecured Debt (or within 35 days if the Indebtedness intended to be repaid requires that a notice of prepayment be given by Borrower and such notice is given within one (1) Business Day after the date of such issuance of Permitted Unsecured Debt) (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, however, that (i) pending such application Borrower shall promptly apply such net cash proceeds to reduce the loans outstanding under the Revolving Credit Agreement and (ii) if all or any portion of such net cash proceeds not so applied to the repayment of Term B Loans are not so used within such 14 or 31 day period, as applicable, such remaining portion shall be applied on the day following the last day of the respective period as a mandatory repayment of principal of outstanding Loans as provided above in this Section 4.2(e).  All prepayments of principal hereunder made by Borrower pursuant to this Section 4.2(e) shall be applied in the manner set forth in Section 4.3.

(f)            Mandatory Prepayment with Proceeds of Other Debt.  No later than the Business Day following receipt by Borrower, any of Borrower’s Restricted Subsidiaries, HSCHC or HSCC of the cash proceeds (net of underwriting discounts, similar placement fees and commissions, and other reasonable costs and expenses associated therewith) (i) from the issuance or incurrence of Indebtedness (other than the proceeds of Indebtedness which is expressly permitted under Section 8.2 hereof) or (ii) from the issuance of Senior Secured Notes (to the extent the amount of Senior Secured Notes issued after the Closing Date, when added to the Additional Term B Loans incurred pursuant to Section 2.4, exceeds $25,000,000), Borrower shall prepay the Term B Loans in an amount equal to such net cash proceeds.  All prepayments of principal made by Borrower pursuant to this Section 4.2(f) shall be applied in the manner set forth in Section 4.3.

(g)           Mandatory Prepayment Upon a Change of Control.  Simultaneously with any Change of Control, Borrower shall prepay, in full, the outstanding principal amount of any outstanding Term B Loans, together with all accrued interest, fees and other expenses incurred by the Administrative Agent or the Lenders as a result of such Change in Control and prepayment.

(h)           Mandatory Prepayment Upon Recovery Event.  Within two (2) Business Days following each date on which Borrower or any of its Restricted Subsidiaries receives any proceeds from any Recovery Event, Borrower shall apply a portion of such proceeds of such Recovery Event (net of taxes and reasonable costs incurred in connection with such Recovery Event) as a mandatory prepayment of principal of the Term B Loans, applied in the manner set forth in Section 4.3, in an amount equal to the greater of (i) the Term B Loan Ratable Share of such proceeds and (ii) 100% of such proceeds less the amount of the applicable Required Note Offer Amount Proceeds relating to such Recovery Event and, with respect to any Required Note Offer Amount Proceeds, Borrower shall apply such amounts in accordance with the Senior Secured Notes Indenture; provided, further, however, that, to the extent the Senior Secured Notes Indenture requires that an offer to purchase Senior Secured Notes be made, Borrower shall, on the Business Day following the last day for acceptance of such offer, apply the amount, if any, of such offer which is not accepted by the holders of the Senior Secured Notes to prepay Term B Loans; provided that (1) so long as no Event of Default then exists, if the net proceeds from any single or series of related Recovery Events are less than $5,000,000, then no prepayment shall be required pursuant to this Section 4.2(h), and (2) so long as no Event of Default then exists, with respect to any single or series of related Recovery Events the net proceeds therefrom which are equal to or greater than $5,000,000 but less than 10% of net property, plant or equipment as set forth on the most recently delivered quarterly financial statements of Borrower (the “Threshold”), such proceeds shall not be required to be so applied on such date to the extent that (x) Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended); provided, further, that

(i)            if the amount of such proceeds from any single or series of related Recovery Events exceeds the Threshold, then the entire amount and not just the portion in excess of the Threshold shall be applied as a mandatory repayment of Term B Loans as provided above in this Section 4.2(h),

(ii)           pending such application Borrower shall promptly apply such proceeds to reduce the loans outstanding under the Revolving Credit Agreement,

(iii)         if all or any portion of such proceeds not required to be applied to the repayment of Term B Loans pursuant to the second proviso of this Section 4.2(h) are not so used (or contractually committed to be used) within 365 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Term B Loan as provided in this Section 4.2(h);

(iv)          if all or any portion of such proceeds are not required to be applied on the 365th day referred to in clause (iii) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term B Loans as provided in Section 4.2(h); and

(v)            Notwithstanding the foregoing, for purposes of Section 4.2(h), the proceeds of any Recovery Event shall not include such proceeds to the extent (i) such proceeds are directly attributable to inventory or any other component comprising a portion of the “Borrowing Base,” as such term is defined in the Revolving Credit Agreement and (ii) an adjustment to such “Borrowing Base” is made on the date of the event giving rise to the Recovery Event pursuant to Section 4.5(g) of the Revolving Credit Agreement.

4.3          Application of Prepayments.

(a)           Prepayments.  Except as expressly provided in this Agreement, all prepayments of principal of the Term B Loans made by Borrower pursuant to Section 4.2 shall be applied to the payment of the unpaid principal amount of the Term B Loans in proportional amounts equal to each Term B Lender’s Pro Rata Share of such prepayment; provided, however, such prepayment shall be applied first to the Scheduled Term B Loan Principal Payments due within the twelve-month period following the date of such prepayment in direct order of maturity and, thereafter, shall be applied pro rata to Scheduled Term B Loan Principal Payments (after giving effect to the prepayments made to the Scheduled Term B Loan Principal Payments due within such twelve-month period as specified above).  If any prepayment of Eurodollar Loans shall reduce the outstanding amount of any Tranche of Eurodollar Loans to an amount less than $10,000,000, such Eurodollar Loans shall immediately be converted into Base Rate Loans.  All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.4.

(b)           Payments.  All payments of principal on the Term B Loans shall be applied within the applicable Facility (i) first to the payment of Base Rate Loans and second to the payment of Eurodollar Rate Loans and (ii) with respect to Eurodollar Rate Loans, in such order as Borrower shall request (and in the absence of such request, as Administrative Agent shall determine).  All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.4.

(c)           Call Protection.  In the event that prior to the first anniversary of the Closing Date, Borrower desires, or is required by the terms hereof, to repay or prepay in whole or in part the Term B Loans with the proceeds of a Qualified Public Offering or refinances all or part of the Term B Loans with the proceeds of Indebtedness that, on the date of such refinancing, bears interest at a rate less than the corresponding rate provided in Section 3.1(a) hereof, Borrower shall pay a prepayment fee to the Administrative Agent for the benefit of the Term B Lenders equal to 1% of the principal amount of the Term B Loans so repaid, prepaid or refinanced.  Solely for the purposes of this Section 4.3(c), any amendment, restatement or other modification to this Agreement prior to the first anniversary of the Closing Date that reduces the rate of interest applicable to the Term B Loans shall be treated as if the Loans subject to such reduction were prepaid in full.

(d)                      Waiver of Certain Prepayments by Lenders.  Notwithstanding anything to the contrary contained in this Section 4.3 or elsewhere in this Agreement, to the extent that Borrower has not fully utilized the optional redemption provision of Section 5(b) of the Senior Secured Notes which permits Borrower to redeem up to 35% of the aggregate principal amount of Senior Secured Notes originally issued (including the original principal amount of any additional notes issued under the Senior Secured Notes Indenture), with respect to any requirement or election to prepay outstanding Term B Loans pursuant to Section 4.2(d) with the Net Offering Proceeds of a Qualified Public Offering occurring prior to the first anniversary of the Closing Date (such amounts, the “Waivable Prepayment”), Borrower shall, not less than 5 nor more than 20 Business Days prior to the earliest date specified in Section 4.2(d) for such prepayment (the “Mandatory Prepayment Date”), provide to each Term B Lender a written notice (each, a “Prepayment Option Notice”), which shall refer to this Section 4.3(d) and shall (i) advise each Lender that such prepayment may be waived and, to the extent practicable, specify the aggregate estimated amount of such Waivable Prepayment, (ii) specify that any Lender wishing to waive such prepayment must do so in whole and not in part and in writing delivered to the Administration Agent no later than 3 Business Days prior to the Mandatory Prepayment Date (or such later date acceptable to Administrative Agent) and (iii) inform each Lender that failure to deliver such written waiver notice shall be deemed an acceptance of the prepayment otherwise required by Section 4.2(d).  Both the Prepayment Option Notice and any waiver notice shall be given by telecopy, confirmed by hand delivery or overnight courier service, in each case addressed as provided in Section 12.3; provided that if directed by the Administrative Agent, the waiver notice may be delivered by any other method specified by the Administrative Agent On the date required under Section 4.2(d), Borrower shall pay to the Administrative Agent for the account of each Lender which has not waived such prepayment, the aggregate amount of the Waivable Prepayment which has not been waived in accordance with this Section 4.3(d) and soon as practicable thereafter (but in no event later than 35 days thereafter) shall apply the aggregate amount of the Waivable Prepayment which has been waived in accordance with this Section 4.3(d) to reduce the Indebtedness outstanding under the Senior Secured Notes.

4.4          Method and Place of Payment by Borrower.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent for the ratable account of the Lenders in immediately available funds, no later than 1:00 P.M.  (New York City time) on the date when due.  Any such payment shall be made to such account of Administrative Agent as Administrative Agent shall specify by notice to Borrower provided, that unless and until otherwise specified, all such payments shall be made to Administrative Agent at its office at 90 Hudson Street, Jersey City, NJ 07302.  Administrative Agent will promptly distribute to each Lender its applicable Pro Rata Share of the Term B Loan (or other applicable share as expressly provided herein), of such principal, interest, fees or other amounts, in like funds as received.  If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 1:00 p.m. (New York City time) on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.  Any payment which is received by Administrative Agent later than 1:00 P.M.  (New York City time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue until such payment is deemed to have been received.

(b)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be, subject to the provisions set forth in the definition of “Interest Period” herein.

(c)           Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent as required hereunder on such date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower shall not have made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount was distributed to such Lender until the date such Lender repays such amount to Administrative Agent at the Federal Funds Rate as in effect for each such day.

4.5          Net Payments.

(a)           All payments made by Borrower hereunder or under any Loan Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.5(d), all payments hereunder and under any of the Loan Documents (including, without limitation, payments on account of principal and interest and fees) shall be made by Borrower free and clear of and without deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other charge of whatever nature now or hereafter imposed by any Governmental Authority, but excluding therefrom:

(i)            a tax imposed on or measured by the overall net income (including a franchise tax based on net income) of the lending office of the Lender in respect of which the payment is made by the jurisdiction or (political subdivision or taxing authority thereof) in which such Lender’s principal office or lending offices are located or are resident or in which such Lender is incorporated;

(ii)           in the case of any Lender organized under the laws of any jurisdiction other than the USA or any state thereof (including the District of Columbia), any taxes imposed by the USA by means of withholding at the source unless such withholding results from a change in applicable law, treaty or regulations or the interpretation or administration thereof (including, without limitation, any guideline or policy not having the force of law) by any authority charged with the administration thereof subsequent to the date such Lender becomes a Lender with respect to the Loan or portion thereof affected by such change;

(iii)         any taxes to which the Lender (to the extent of the tax rate then in effect) would be subject on the Closing Date or to which such Lender would be subject on such date and with respect to any Lender that becomes a party hereto after the Closing Date, any taxes to which such Lender is subject to on the date it becomes a party hereto (other than taxes which each other Lender is entitled to reimbursement pursuant to this Agreement);

(iv)          taxes to which the Lender becomes subject subsequent to the date referred to in clause (iii) above as a result of a change in the residence, place of incorporation, or principal place of business of the Lender, a change in the branch or lending office of the Lender participating in the transactions set forth herein or other similar circumstances or a result of the recognition by the Lender of gain on the sale, assignment or participation by the Lender of the participating interests in its creditor positions hereunder (such tax or taxes, other than the tax or taxes described in Sections 4.5(a)(i) through (iv), being herein referred to as “Tax” or “Taxes”).  If Borrower is required by law to make any deduction or withholding of any Taxes from any payment due hereunder or under any of the Loan Documents, then the amount payable will be increased to such amount which, after deduction from such increased amount of all such Taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required.  A certificate as to any additional amounts payable to a Lender under this Section 4.5 submitted to Borrower by such Lender shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(b)           If Borrower makes any payment hereunder or under any of the Loan Documents in respect of which it is required by law to make any deduction or withholding of any Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Lenders within 30 days after it has made such payment to the applicable authority a receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

(c)           Without prejudice to the other provisions of this Section 4.5, if any Lender, or Administrative Agent on its behalf, is required by law to make any payment on account of Taxes on or in relation to any amount received or receivable hereunder or under any of the Loan Documents by such Lender, or Administrative Agent on its behalf, or any liability for Tax in respect of any such payment is imposed, levied or assessed against any Lender or Administrative Agent on its behalf, Borrower will promptly, following receipt of the certificate described in the immediately following sentence, indemnify such person against such Tax payment or liability, together with any interest, penalties and expenses (including reasonable counsel fees and expenses) payable or incurred in connection therewith, including any tax of any Lender arising by virtue of payments under this Section 4.5(c), computed in a manner consistent with this Section 4.5(c).  A certificate prepared in good faith as to the amount of such payment by such Lender, or Administrative Agent on its behalf, showing calculations thereof in reasonable detail, absent manifest error, shall be final, conclusive and binding upon all parties hereto for all purposes.

(d)           (i)            To the extent permitted by applicable law, each Lender that is a Non-U.S. Participant shall deliver to Borrower and Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender, two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, USA withholding tax on interest payments to be made under this Agreement or any Note.  If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Section 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate substantially in the form of Exhibit 4.5(d) (any such certificate, a “Section 4.5(d) Certificate”).  In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or, in the case of a Lender that is an Assignee, after the date of assignment to such Lender), when a lapse in time or change in circumstances renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Section 4.5(d)(i) Certificate, to confirm or establish the entitlement to such Lender or Agent to an exemption from, or reduction in, USA withholding tax on interest payments to be made under this Agreement or any Note.

(ii)           Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for USA federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying to such Lender or Agent is exempt from USA backup withholding tax.  To the extent that a form provided pursuant to this Section 4.5(d)(ii) is rendered obsolete or inaccurate in any material respects as a result of change in circumstances with respect to the status of a Lender, such Lender or Agent shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s exemption from USA backup withholding tax.

(e)           Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of any condition that would cause Borrower to make a payment in respect of any Taxes to such Lender pursuant to Section 4.5(a) or a payment in indemnification for any Taxes pursuant to Section 4.5(c), it will use reasonable efforts to make, fund or maintain the Loan (or portion thereof) of such Lender with respect to which the aforementioned payment is or would be made through another lending office of such Lender if as a result thereof the additional amounts which would otherwise be required to be paid by such Borrower in respect of such Loans (or portions thereof) pursuant to Section 4.5(a) or Section 4.5(c) would be materially reduced, and if, as determined by such Lender, in its reasonable discretion, the making, funding or maintaining of such Loans (or portions thereof) through such other lending office would not otherwise materially adversely affect such Loans or such Lender.  Borrower agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this Section 4.5(e).

4.6          Sharing of Payments.

If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in excess of its applicable Pro Rata Share (or other pro rata share as expressly provided herein) such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender except to the extent expressly provided hereby; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest unless the Benefited Lender from which such excess payment is recovered is required by court order to pay interest thereon, in which case each Lender returning funds to such Benefited Lender shall pay its pro rata share of such interest.  Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

ARTICLE V

CONDITIONS OF CREDIT

5.1          Conditions Precedent to the Effectiveness of the Agreement.

The effectiveness of the provisions of this Agreement (other than the provisions of Section 5.2) and the obligation of the Lenders to make the Loans under this Agreement shall be subject to the fulfillment, at or prior to the time thereof, of each of the following conditions:

(a)           Credit Documents.

(i)            Credit Agreement and Notes.  Borrower shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, the Agreement and, to the extent requested by any Lender, the Term B Note payable to the order of such requesting Lender.

(ii)           Security Documents.  Borrower, HSCC, HSCHC and each Restricted Domestic Subsidiary of Borrower (other than IRIC) shall have duly authorized, executed and delivered a Security Agreement in substantially the form of Exhibit 5.1(a)(ii) (as modified, supplemented or amended from time to time, the “Security Agreement”) and shall have delivered to the Collateral Agent, all the Pledged Securities and Pledged Intercompany Notes referred to therein then owned, if any, by Borrower, (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers, in the case of Capital Stock constituting Pledged Securities and the other documents and instruments required to be delivered under the Security Agreement together with:

(A)          proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

(B)          copies of Requests for Information or Copies (Form UCC-1), or equivalent reports, listing all effective financing statements or similar notices that name Borrower or its Restricted Domestic Subsidiaries (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which Administrative Agent shall have received satisfactory evidence of release);

(C)          such amendments, modifications or supplements to the Pledged Intercompany Notes as may be requested by Administrative Agent, each such amendment, modification or supplement to be in a form satisfactory to Administrative Agent; and

(D)          all other actions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect (or be in a position to perfect by the filing of financing statements) the security interests intended to be created by the Security Agreement.

(iii)         Subsidiary Guarantee Agreements.

(A)          Restricted Subsidiary Guarantee Agreement.  Each of HSCHC and each Restricted Domestic Subsidiary of Borrower (other than IRIC) shall have duly executed and delivered the Restricted Subsidiary Guarantee Agreement substantially in the form of Exhibit 5.1(a)(iii)(A) (as modified, supplemented or amended from time to time, the “Restricted Subsidiary Guarantee Agreement”).

(B)          Other Subsidiary Guarantee Agreements.  Huntsman Headquarters Corporation shall have duly executed and delivered an Amended and Restated Subsidiary Guarantee Agreement substantially in the form of Exhibit 5.1(b)(iii)(B)-(1) (as modified, supplemented or amended from time to time, the “Headquarters Subsidiary Guarantee Agreement”) and HSCC shall have duly executed and delivered the

Subsidiary Guarantee Agreement substantially in the form of Exhibit 5.1(a)(iii)(B)-(2) (as modified, supplemented or amended from time to time, the “HSCC Subsidiary Guarantee Agreement” and, together with the Restricted Subsidiary Guarantee Agreement and the Headquarters Subsidiary Guarantee Agreement, the “Subsidiary Guarantee Agreements”).

(iv)          Mortgage Supplements; Title Insurance; Surveys.  Administrative Agent shall have received (A) fully executed counterparts of mortgages or amendments to mortgages (collectively, the “Mortgages”) in each case in form and substance satisfactory to Administrative Agent, which mortgages shall cover such of the real property owned by Borrower and its Restricted Subsidiaries as shall be listed as mortgaged property on Schedule 6.21(c), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company for recording in all places to the extent necessary or desirable, in the judgment of Administrative Agent, to create a valid and enforceable lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Lenders and the other secured parties under the Security Agreement, subject only to Permitted Liens; (B) mortgagee title insurance policies issued by title insurance companies satisfactory to Administrative Agent (the “Mortgage Policies”) with respect to the Mortgaged Properties in amounts satisfactory to Administrative Agent assuring Administrative Agent that the Mortgages are valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects, encumbrances and other Liens except Permitted Liens, and the Mortgage Policies shall be in form and substance satisfactory to Administrative Agent and shall include, as appropriate, any other matter that Administrative Agent in its discretion may request, shall not include an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as Administrative Agent in its discretion may request; and (C) to the extent requested by Administrative Agent, a survey, in form and substance satisfactory to Administrative Agent, of each Mortgaged Property dated a recent date acceptable to Administrative Agent, certified by a licensed professional surveyor satisfactory to Administrative Agent, provided, however, in the event that any survey delivered pursuant to this provision is dated on a date which is more than six (6) months prior to the Closing Date, but less than one (1) year prior to the Closing Date, such survey shall be acceptable so long as such survey otherwise complies with the ALTA/ACSM standards required by Administrative Agent, and the owner and/or lessee of the Mortgaged Property delivers a “no change survey affidavit” in a form which is acceptable to the title insurance company issuing the Mortgage Policy, so that the title insurance company will delete any general survey exception in such Mortgage Policy.

(v)            Perfection.  Borrower shall have delivered to Administrative Agent true and correct copies of Perfection Certificates in the form of Exhibit 5.1(a)(v) (the “Perfection Certificates”), each of which shall be in full force and effect and in form and substance satisfactory to Administrative Agent as of the Closing Date.

(vi)          Termination of Existing Credit Facilities.  On the Closing Date, the total commitments under each of the Existing Credit Agreements shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, and all other amounts owing pursuant to such agreements shall have been repaid in full and such agreements shall have been terminated on terms and conditions satisfactory to Administrative Agent and the Required Lenders and be of no further force or effect and the creditors thereunder shall have terminated, released or modified all security interests and Liens on the assets owned by Borrower and its Subsidiaries in a manner satisfactory to Administrative Agent.

(vii)         Intercreditor Agreement.  Administrative Agent shall have received a fully executed copy of the Intercreditor Agreement.

(viii)        Horizon Subordination Agreement.  Borrower shall have on or before the Closing Date, entered into an amended and restated subordination agreement with Horizon Ventures, L.C. in form and substance and on terms and conditions satisfactory to Administrative Agent (the “Horizon Subordination Agreement”).

(b)           Credit Party Documents.  On or before the Closing Date, Borrower shall deliver or cause to be delivered to the Administrative Agent the following with respect to each Credit Party:

(i)            Certified copies of its certificate or articles of incorporation, as the case may be, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation or formation and each other state in which it is qualified as a foreign entity to do business, except where, in the judgment of Administrative Agent, the failure to be so qualified in a foreign jurisdiction would not be material and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Closing Date;

(ii)           Copies of its bylaws or operating agreement, as the case may be, certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii)         Resolutions of its board of directors or equivalent governing body (a) approving and authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party, and (b) approving and authorizing the execution, delivery and performance of the other Loan Documents to which it is a party and all transactions related thereto, in each case certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendments; and

(iv)          Signature and incumbency certificates of its officers executing each of the Loan Documents to which it is a party.

(c)           Revolving Credit Agreement.  Borrower shall have executed and delivered the Revolving Credit Agreement providing for commitments of the lenders thereunder to make Revolving Loans in an aggregate principal amount of not more than $350 million or less than $275 million and all conditions precedent to the effectiveness thereof shall have been satisfied or waived.

(d)           Financial Statements.  Administrative Agent shall have received and reviewed, and be satisfied with, (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower prepared in accordance with GAAP for each of the last two fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower prepared in accordance with GAAP for each fiscal quarter ending after the last fiscal year (other than the year-end fiscal quarter) covered by the Historical Financial Statements and prior to 30 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (with respect to which the independent auditors shall have performed a SAS 71 or SAS 100 review, as applicable), (iii) forecasts of the financial performance of Borrower and its subsidiaries and (iv) such other financial information as Administrative Agent may request.

(e)           Certificates and Opinions of Parties’ Counsel.

(i)            Representations and Warranties; Default; Officer’s Certificate.  The representations and warranties set forth in Article VI hereof shall be true and correct and no Event of Default or Unmatured Event of Default shall have occurred or be continuing (after giving effect to this Agreement) and Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of Borrower, dated the Closing Date and in the form of Exhibit 5.1(e)(i) hereto, stating that the representations and warranties set forth in Article VI hereof are true and correct as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing (after giving effect to this Agreement), and that the conditions of Section 5.1 hereof have been fully satisfied or waived.

(ii)           Opinions of Credit Parties’ Counsel.  Lenders and their respective counsel shall have received (A) originally executed copies of one or more favorable written opinions of Vinson & Elkins L.L.P., counsel for the Credit Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit 5.1(e)(ii)-1 annexed hereto and such other matters as Administrative Agent acting on behalf of Lenders may reasonably request, (B) originally executed copies of one or more favorable written opinions of Stoel Rives LLP, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit 5.1(e)(ii)-2 annexed hereto and as such other matters as Administrative Agent acting on behalf of Lenders may reasonably request, (C) originally executed copies of one or more favorable written opinions of such other local counsel to the Credit Parties as Administrative Agent may request in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated the Closing Date and (D) evidence satisfactory to Administrative Agent that Borrower has requested such counsel to deliver such opinions to Lenders.

(iii)         Solvency Certificate.  Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of each Credit Party dated the Closing Date and in the form of Exhibit 5.1(e)(iii) hereto.

(f)            Tax Sharing Agreement.  Administrative Agent shall have received a certified copy of the fully executed Tax Sharing Agreement.

(g)           Approvals.  All necessary governmental (domestic and foreign) and third party approvals in connection with the transactions contemplated by the Loan Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of such transactions contemplated by the Loan Documents and otherwise referred to herein or therein.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon all or any part of the transactions contemplated by the Loan Documents.

(h)           Environmental Reports.  Administrative Agent shall have received copies of the most recent environmental risk assessment reports in the possession of Borrower or its Subsidiaries or performed at the request of Borrower or its Subsidiaries for any current and former facilities of Borrower and its Subsidiaries.

(i)            Litigation.  No litigation by any entity (private or governmental) shall be pending or, to the best knowledge of Borrower, threatened with respect to this Agreement, any other Loan Document or any documentation executed in connection herewith or the transactions contemplated hereby, or which Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect.

(j)            Fees.  Borrower shall have paid to Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to Administrative Agent and the Lenders to the extent then due.

(k)           Adverse Change.  Since December 31, 2003, nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which Administrative Agent or the Required Lenders shall reasonably determine has, or could have, a Material Adverse Effect.

(l)            Insurance.  Administrative Agent shall be satisfied with the insurance coverage in effect on the Closing Date pertaining to the assets of Borrower and its Restricted

Subsidiaries, and shall have received evidence satisfactory to it that Administrative Agent shall have been named as a loss payee, mortgagee and additional insured on all such policies of insurance, as appropriate.

(m)          Rating.  Borrower shall have received a prospective senior secured debt rating with respect to the Loans from each of S&P and Moody’s.

(n)           Corporate Proceedings.  All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Administrative Agent and, except as otherwise agreed by Administrative Agent, shall have been consummated without any waiver of any conditions or other provisions set forth therein and Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or certificates, if any, which Administrative Agent or the Required Lenders reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by a Responsible Officer or by proper corporate or Governmental Authorities.

(o)           Structure.  The legal, organizational and financial structure of Borrower and its Subsidiaries and the financial, legal, accounting and tax matters relating to this Agreement and the Revolving Credit Agreement shall be satisfactory to Administrative Agent.

(p)           Compliance with Law.  Borrower and each of its subsidiaries shall be in compliance, in all material respects, with all applicable foreign and USA federal, state and local laws and regulations, including all applicable environmental laws and regulations.

Each Lender hereby agrees that by its execution and delivery of its signature page hereto, such Lender approves of and consents to each of the matters set forth in Section 5.1 which must be approved by, or which must be satisfactory to, the Administrative Agent (in the case of DB), or the Required Lenders or Lenders, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Lenders, Administrative Agent or Borrower shall have delivered a copy of such agreement or document to such Lender if so requested on or prior to the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, Borrower makes the following representations and warranties:

6.1          Corporate Status.

Each of Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company, trust or other entity in good standing under the laws of the jurisdiction of its organization (or the equivalent thereof in the case of Foreign Subsidiaries) except where the failure to be in such good standing would not have a Material Adverse Effect, (ii) has the corporate or partnership or other requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposed to engage in and (iii) is duly qualified and is authorized to do business and is in good standing in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, authorization or good standing, except for such failure to be so qualified, authorized or in good standing, which, in the aggregate, would not have a Material Adverse Effect.

6.2          Corporate Power and Authority.

Each Credit Party has the power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary corporate or other appropriate action to authorize the execution, delivery and performance by it of each of such Loan Documents.  Each Credit Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3          No Violation.

Neither the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) will conflict with or result in any breach of or constitute a tortious interference with any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any material Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject, (iii) will violate any provision of any Organizational Document of any Credit Party or (iv) will require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) except as have been obtained on or prior to the Closing Date or as set forth on Schedule 6.3.

6.4          Governmental and Other Approvals.

Except as set forth on Schedule 6.4 hereto and except for the recording of the Mortgages and the filing of UCC financing statements, which shall be recorded and filed, respectively, on, or as soon as practicable after, the Closing Date, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with or exemption by, any Governmental Authority (except as have been obtained or made on or prior to the Closing Date), is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

6.5          Financial Statements; Financial Condition; Undisclosed Liabilities; etc.

(a)           Financial Statements.  The Historical Financial Statements copies of which have been furnished to Administrative Agent prior to the date hereof, present fairly the financial condition of the applicable Credit Party as of the date thereof.  The Historical Financial Statements identified on Schedule 6.5(a) as audited financial statements for the Fiscal Year ended December 31, 2003 have been examined by Deloitte & Touche, independent certified public accountants, who delivered a report and opinion that is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)           Solvency.  On and as of the Closing Date, after giving effect to all Indebtedness (including the Loans) being incurred, and to be incurred (and the use of proceeds thereof), and Liens created, and to be created, by Borrower in connection with the transactions contemplated hereby, (i) the sum of the assets, at a fair valuation, of Borrower and each other Material Subsidiary will exceed its debts; (ii) neither Borrower nor any Material Subsidiary has incurred and does not intend to, nor believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and (iii) Borrower and each other Material Subsidiary will have sufficient capital with which to conduct its business.  For purposes of this Section 6.5(b) “debt” means any liability on a claim, and “claim” means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)           No Undisclosed Liabilities.  Except as fully reflected in the financial statements and the notes related thereto delivered pursuant to Section 6.5(a) and set forth on Schedule 6.5(d) there were, to the best of Borrower’s knowledge, as of the Closing Date no liabilities or obligations with respect to Borrower and its Restricted Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Borrower.

(d)           Indebtedness.  Schedule 6.5(d) sets forth a true and complete list of (i) all Indebtedness of Borrower, HSCHC and HSCC and its Restricted Subsidiaries (other than Loans, Intercompany Indebtedness or Revolving Loans) that is outstanding as of the Closing Date, to the extent that, in each case, such Indebtedness is in excess of $1,000,000 (the “Existing Obligations”), in aggregate principal amount thereof as of a date not more than three Business Days prior to the Closing Date (and the aggregate amount of any undrawn commitments with respect thereto as of the date specified therein), and (ii) Interest Rate Agreements, the notional amount thereof and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt.  No Existing Obligation has been incurred in connection with, or in contemplation of, the transactions contemplated hereby.  Borrower has delivered or caused to be delivered to Administrative Agent a true and complete copy of the form of each instrument evidencing Indebtedness for money borrowed listed on Schedule 6.5(d) and of each instrument pursuant to which such Indebtedness for money borrowed was issued.

(e)           Pro Forma.  The pro forma balance sheet of Borrower attached hereto as Schedule 6.5(e) (the “Pro Forma Balance Sheet”) presents fairly the financial condition of Borrower at the date of such balance sheet and presents a good faith estimate of the pro forma financial condition of Borrower and its Subsidiaries on a consolidated basis (after giving effect to the transactions contemplated hereby) at June 30, 2004.  The Pro Forma Balance Sheet has been prepared using financial statements of Borrower and its Subsidiaries which were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) subject to normal year-end adjustments.

(f)            Projections.  On and as of the Closing Date, the financial projections, attached hereto as Schedule 6.5(f) and previously delivered to Administrative Agent and the Lenders (the “Projections”) and each of the Projections delivered after the Closing Date pursuant to Section 7.2(f) are or will be, at the time made, based on good faith estimates and assumptions made by the management of Borrower, and there are no statements or conclusions in any of the Projections which, at the time made, are based upon or include information known to Borrower to be misleading or which fail to take into account material information regarding the matters reported therein.  On the Closing Date, Borrower believes that the Projections are reasonable and attainable, it being understood that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

(g)           No Material Adverse Change.  As of the Closing Date and at any time thereafter, there has been no material adverse change in the business, condition (financial or otherwise), assets, liabilities or operations of Borrower and its Restricted Subsidiaries taken as a whole since December 31, 2003 based on the financial statements delivered pursuant to Section 6.5(a).

6.6          Litigation.

There are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened in writing against Borrower or any of its Subsidiaries (i) with respect to any Loan Document seeking to enjoin Borrower’s or any Subsidiary’s performance thereof or (ii) which would reasonably be expected to have a Material Adverse Effect.

6.7          True and Complete Disclosure.

All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Borrower or any of its Subsidiaries in writing (including electronically) to any Lender (other than the Projections as to which Section 6.5(f) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or any of its Subsidiaries in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.8          Use of Proceeds; Margin Regulations

(a)           All proceeds of the Term B Loans incurred on the Closing Date shall be used by Borrower to (i) refinance the obligations under the Existing Term Credit Agreement, (ii) repay the Existing Revolving Credit Agreement, and (iii) to pay fees and expenses in connection with the issuance of the Term B Loans.

(b)           No part of the proceeds of any Loan has been or will be used to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board.

6.9          Tax Returns and Payments.

Each of Borrower and its Subsidiaries have timely filed or caused to be filed all tax returns which are required to be filed, except where failure to file any such returns would not reasonably be expected to have a Material Adverse Effect, and have paid or caused to be paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their respective material properties and all other material taxes, fees or other charges imposed on them or any of their respective properties by any Governmental Authority (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or its Subsidiaries, as the case may be) except where failure to take any such action could not reasonably be expected to have a Material Adverse Effect; and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges (other than such liens or claims, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided) which could be reasonably expected to have a Material Adverse Effect.

6.10        Compliance With ERISA.

(a)           Each Plan has been operated and administered in a manner so as not to result in any material liability of Borrower, its Subsidiaries and their ERISA Affiliates for failure to comply with the applicable provisions of ERISA and the Code; no Reportable Event which could reasonably be expected to result in the termination of any Plan has occurred with respect to a Plan; to the best knowledge of Borrower, no Multiemployer Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted to terminate any Plan using actuarial assumptions and computation methods consistent with subpart 1 of Subtitle E of Title IV of ERISA, Borrower, its Subsidiaries and their ERISA Affiliates would not have any material liability to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent Fiscal Year of each such Multiemployer Plan; no Lien imposed under the Code or ERISA on the assets of Borrower or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the ongoing annual obligations with respect to either of which could reasonably be expected to have a Material Adverse Effect.

(b)           (i) Each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by Borrower or any of its Subsidiaries, (x) that is required by applicable law to be funded in a trust or other funding vehicle is in material compliance with applicable law regarding funding requirements, and (y) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (iii) all material contributions required to have been made by Borrower or any of its Subsidiaries to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (iv) to the knowledge of Borrower or any of its Subsidiaries, no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which Borrower or any of its Subsidiaries or any of their ERISA Affiliates could have any material liability.

6.11        Ownership of Property.

Each of Borrower and its Restricted Subsidiaries has good and marketable title in fee simple to, a valid leasehold interest in, or a valid contractual agreement to use, all its material real property, and good title to, a valid leasehold interest in, or valid contractual rights to use all its other material property, and none of such property is subject to any Lien except for Permitted Liens.  As of the Closing Date, Borrower and its Restricted Subsidiaries have granted Mortgages to secure the Obligations on all parcels of real estate which have an estimated fair market value in excess of $1,000,000.

6.12        Capitalization of Borrower.

On the Closing Date, the capitalization of Borrower is as set forth on Schedule 6.12 hereto.  All shares of Capital Stock of Borrower have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 6.12, no authorized but unissued or treasury shares of Capital Stock of Borrower are subject to any option, warrant, right to call or commitment of any kind or character.  A complete and correct copy of each of the certificate of formation and the operating agreement of Borrower in effect on the Closing Date has been delivered to Administrative Agent.  Except as set forth on Schedule 6.12, Borrower does not have any outstanding stock or securities convertible into or exchangeable for any shares of its Capital Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock or securities convertible into or exchangeable for any of its Capital Stock (other than as set forth in the Organizational Documents of Borrower).  Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any convertible securities, rights or options of the type described in the preceding sentence except for agreements the performance of which would not violate this Agreement.  As of the Closing Date, all of the issued and outstanding shares of Capital Stock of Borrower are owned of record by the stockholders as set forth on Schedule 6.12 hereto.

6.13        Subsidiaries.

(a)           Organization.  Schedule 6.13 hereto sets forth, as of the Closing Date, a true, complete and correct list of each Restricted Subsidiary of Borrower and indicates for each such Subsidiary (i) its jurisdiction of organization and (ii) its ownership (by holder and percentage interest).  As of the Closing Date, Borrower has no Restricted Subsidiaries except for those Restricted Subsidiaries listed as such on Schedule 6.13 hereto.

(b)           Capitalization.  All shares of Capital Stock of each Restricted Subsidiary of Borrower have been duly authorized and validly issued and, to the extent applicable in the case of Foreign Subsidiaries, are fully paid and non-assessable and, to the extent owned by Borrower, are owned by Borrower free and clear of all Liens except for Permitted Liens.  No authorized but unissued or treasury shares of Capital Stock of any Restricted Subsidiary of Borrower are subject to any option, warrant, right to call or commitment of any kind or character.

(c)           Restrictions on or Relating to Subsidiaries.  There does not exist any consensual encumbrance or restriction on the ability of (i) any Restricted Subsidiary of Borrower to pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary of Borrower, or to pay any Indebtedness owed to Borrower or a Restricted Subsidiary of Borrower, (ii) any Restricted Subsidiary of Borrower to make loans or advances to Borrower or any of Borrower’s Restricted Subsidiaries or (iii) Borrower or any of its Restricted Subsidiaries to transfer any of its properties or assets to Borrower or any of its Restricted Subsidiaries, except, in each case, for such encumbrances or restrictions permitted to exist under Section 8.12.

6.14        Compliance With Law, etc.

Neither Borrower nor any of its Subsidiaries is in default under or in violation of any Requirement of Law or material Contractual Obligation or under its Organizational

Documents, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect.

6.15        Investment Company Act.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.16        Public Utility Holding Company Act.

Neither Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.17        Environmental Matters.

(i) The operations of and the real property owned or operated by Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) Borrower and each of its Subsidiaries has obtained and will continue to maintain all Environmental Permits, and all such Environmental Permits are in good standing and Borrower and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except where failure to so obtain, maintain or comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) neither Borrower nor any of its Subsidiaries nor any of their present or past properties or operations (whether owned or leased) is subject to: (A) any Environmental Claim or other written claim, request for information, judgment, order, decree or agreement from or with any Governmental Authority or private party related to any material violation of or material non-compliance with Environmental Laws or Environmental Permits to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect, (B) any pending or, to the knowledge of Borrower, threatened judicial or administrative proceeding, action, suit or investigation related to any Environmental Laws or Environmental Permits which, if determined adversely to Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect, (C) any Remedial Action which if not taken could reasonably be expected to have a Material Adverse Effect or (D) any liabilities, obligations or costs arising from the Release or substantial threat of a material Release of a Contaminant into the environment regardless of whether the Release or substantial threat of a material Release is occurring on Borrower’s or any Subsidiaries present or past properties or at any other location, in each case where such Release or substantial threat of a Material Release could reasonably be expected to have a Material Adverse Effect; (iv) neither Borrower nor any of its Subsidiaries has received any written notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or substantial threat of a material Release of a Contaminant into the environment, which notice or claim could reasonably be expected to result in a Material Adverse Effect; and (v) no Environmental Lien has attached to any property (whether owned or leased) of Borrower or of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, nor are there any facts or circumstances currently known to Borrower or any of its Subsidiaries that may reasonably be expected to give rise to such an Environmental Lien.

6.18        Labor Relations.

Neither Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no significant unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries or, to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board or appropriate national court or other forum, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Borrower or any of its Restricted Subsidiaries or, to the best knowledge of Borrower, threatened against any of them or (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any of its Restricted Subsidiaries or, to the best knowledge of Borrower, threatened against Borrower or any of its Restricted Subsidiaries, in each case, except such as could not reasonably be expected to have a Material Adverse Effect.

6.19        Intellectual Property.

Each of Borrower and its Restricted Subsidiaries owns or holds licenses or other rights to or under all of the patents, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, trade secrets, proprietary information, computer programs, databases, and other proprietary rights (collectively, “Intellectual Property”) necessary for the present conduct of its business, without any known conflict with the rights of others, except such conflicts which could not reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Restricted Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

6.20        Certain Fees.

No broker’s or finder’s fees or commissions or any similar fees or commissions will be payable by Borrower or any Restricted Subsidiary with respect to the incurrence and maintenance of the Obligations, any other transaction under the Loan Documents or any services rendered in connection with such transactions.

6.21        Security Documents.

(a)           Security Agreement Collateral.  The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the secured parties pursuant to the Security Agreement, a legal, valid and enforceable security interest in all right, title and interest of the applicable Credit Party in the Collateral owned by such Credit Party, and the Security Agreement, together with the Intercreditor Agreement, the filings of Form UCC-1 in all relevant jurisdictions, and the other Security Documents creates a valid lien (with a first lien on property, plant, equipment and other “Term and Note First Priority Collateral”, as defined in the Intercreditor Agreement and a second lien on receivables, inventory, general intangibles and other “Revolver First Priority Collateral”, as defined in the Intercreditor Agreement) on, and security interest in, all right, title and interest of Borrower and such Credit Parties in all of the Collateral described therein, subject to no other Liens other than Permitted Liens.  Except for titled vehicles, vessels and other collateral which may not be perfected through the filing of financing statements under the Uniform Commercial Code of the appropriate jurisdiction and which have an aggregate fair market value of less than $5,000,000, all such liens have been or, upon the filing of the financing statements delivered on the Closing Date, will be fully perfected liens except for Permitted Liens.  The recordation in the United States Patent and Trademark Office and in the United States Copyright Office of assignments for security made pursuant to the Security Agreement will be effective, under Federal law, to perfect the security interest granted to the Collateral Agent in the trademarks, patents and copyrights covered by the Security Agreement.  The recordation with the United States Surface Transportation Board of assignments for security made pursuant to the Security Agreement will be effective under Federal law, to create a valid first lien in favor of the Collateral Agent in the railcars covered by the Security Agreement.  Borrower and its Restricted Subsidiaries have good and marketable title to all Collateral, free and clear of all Liens except Permitted Liens.

(b)           Pledged Securities.  The security interests created in favor of the Collateral Agent, as pledgee for the benefit of the Lenders under the Security Agreement, constitute perfected security interests in the Pledged Securities and Pledged Intercompany Notes, subject to no security interests of any other Person other than Permitted Liens.  Except as set forth in the Security Agreement, no filings, registrations or recordings which have not been made or will not have been made (or submitted for recordation) within 10 Business Days after the Closing Date are required in order to perfect the security interests created in the Pledged Securities or Pledged Intercompany Notes under the Security Agreement.  Sixty-five percent (65%) of the Capital Stock of all direct Foreign Subsidiaries with a net book value and a fair market value in excess of $250,000 are pledged to the Collateral Agent.

(c)           Real Property Collateral.  The Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Mortgaged Property (including, without limitation, all fixtures and improvements relating to such Mortgaged Property and affixed or added thereto on or after the Closing Date) in favor of the Collateral Agent (or such other trustee as may be named therein) for the benefit of the secured parties under the Security Agreement, superior to and prior to the rights of all third Persons (except that the security interest created in the Mortgaged Property may be subject to the Permitted Liens related thereto) and subject to no other Liens (other than Liens permitted under Section 8.1).  Schedule 6.21(c) contains a true and complete list as of the Closing Date of (x) each parcel of real property of Borrower and its Restricted Subsidiaries with an estimated fair market value in excess of $1,000,000, (y) the type of interest in such parcel of real property held by Borrower or such Restricted Subsidiaries and (z) whether or not such parcel of real property is Mortgaged Property.  Borrower or such Restricted Subsidiaries have good and marketable title to all Mortgaged Property free and clear of all Liens except those described in the first sentence of this Section 6.21(c).

6.22        Asbestos Matters.

Neither the Borrower nor any Subsidiary of the Borrower (a) manufactures, produces or sells any product containing asbestos; or (b) has manufactured, produced or sold any product containing asbestos prior to the Effective Date which would reasonably be expected to have a Material Adverse Effect.

6.23        Anti-Terrorism Law.

(a)           Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           Neither Borrower nor, to the knowledge of Borrower, any Affiliate or broker or other agent of Borrower is, acting or benefiting in any capacity in connection with any Loans hereunder is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)         a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)            a person that is named as a “specially designated national and blocked person” on the most current list published by the USA Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           Neither Borrower nor, to the knowledge of Borrower, any broker or other agent of Borrower, is acting in any capacity in connection with any Loans hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VII

AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder, Borrower shall:

7.1          Financial Statements.

Furnish, or cause to be furnished, to each Lender:

(a)           Quarterly Financial Statements.  As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year of Borrower (or in the event that a request for an extension of the required filing date for Borrower’s Form 10-Q with the SEC has been timely filed, the last day of such requested extension period, but in no event later than 55 days), (i) the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter setting forth in comparative form the audited balance sheet of the Borrower and its consolidated Subsidiaries for the prior Fiscal Year, (ii) the related unaudited consolidated statement of income of the Borrower and its consolidated Subsidiaries as at the end of such quarter and for the portion of the Fiscal Year through the end of such quarter setting forth in comparative form the figures for the related periods in the prior Fiscal Year and (iii) the related unaudited consolidated statements of cash flow of Borrower and its consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, and setting forth in comparative form figures for the related period in the prior Fiscal Year, all of which shall be certified by a Responsible Financial Officer of Borrower, subject to normal year-end audit adjustments and, if Borrower has established any Unrestricted Subsidiaries, such consolidated statements shall be accompanied by a balance sheet as of such date, and a statement of income and cash flows for such period and the prior year comparative period, reflecting on a combined basis, for Restricted Subsidiaries and on a combined basis for Unrestricted Subsidiaries, the consolidating entries for each of such types of Subsidiaries; and

(b)           Annual Financial Statements.  As soon as available, but in any event within 90 days after the end of each Fiscal Year of Borrower (or in the event that a request for an extension of the required filing date for Borrower’s Form 10-K with the SEC has been timely filed, the last day of such requested extension period, but in no event later than 105 days), a copy of the consolidating and consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidating and consolidated statements of income and of cash flows for such year, and setting forth in each case in comparative form the figures for the previous year and such consolidated statements shall be accompanied by a balance sheet as of such date, and a statement of income and cash flows for such period, reflecting on a combined basis, for Restricted Subsidiaries and on a combined basis for Unrestricted Subsidiaries, the consolidating entries for each of such types of Subsidiaries; all such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the Responsible Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in this Section 7.1(b), accompanied by a report thereon of Deloitte & Touche or such other independent certified public accountants of recognized national standing, which report shall contain no “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such financial statements present fairly the financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP.

(c)           Monthly Financial Statements.  As soon as available, but in any event within thirty (30) days after the end of each month (other than the last month of any Fiscal Quarter) of Borrower, unaudited financial statements consisting of a consolidated balance sheet as at the end of such month and consolidated statements of income and cash flows of Borrower and its Restricted Subsidiaries, consolidated and business segment statements of operations for such month and for the Fiscal Year through such month, setting forth in each case in comparative form the figures for the comparative month for the previous Fiscal Year, subject to normal year-end audit adjustments all in reasonable detail and certified on behalf of Borrower by a Responsible Officer of Borrower as having been prepared in accordance with GAAP consistently applied.

7.2          Certificates; Other Information.

Furnish to each Lender (or, if specified below, to Administrative Agent):

(a)           Accountant’s Certificates.  Concurrently with the delivery of the financial statements referred to in Section 7.1(b), to the extent not contrary to the then current recommendations of the American Institute of Certified Public Accountants, a certificate from Deloitte & Touche or other independent certified public accountants of nationally recognized standing stating that, in the course of their annual audit of the books and records of Borrower, no Event of Default or Unmatured Event of Default with respect to Articles VII, VIII and IX, insofar as they relate to accounting and financial matters, has come to their attention which was continuing at the end of such Fiscal Year or on the date of their certificate, or if such an Event of Default or Unmatured Event of Default has come to their attention, the certificate shall indicate the nature of such Event of Default or Unmatured Event of Default.

(b)           Officer’s Certificates.  Concurrently with the delivery of the financial statements referred to in Section 7.1, a certificate of a Responsible Financial Officer substantially in the form of Exhibit 7.2(b) stating that, to the best of such officer’s knowledge, such financial statements present fairly, in accordance with GAAP, the financial condition and results of operations of Borrower and its Subsidiaries for the period referred to therein (subject to normal year end audit adjustments) that no Event of Default or Unmatured Event of Default has occurred except as specified in such certificate and, if so specified, the action which Borrower proposes to take with respect thereto, which certificate shall set forth detailed computations to the extent necessary to establish Borrower’s compliance with the covenants set forth in Article IX of this Agreement.

(c)           Audit Reports and Statements.  Promptly following Borrower’s receipt thereof, copies of all consolidated financial or other consolidated reports or statements, if any,

submitted to Borrower or any of its Subsidiaries by independent public accountants relating to any annual or interim audit of the books of Borrower or any of its Subsidiaries.

(d)           Public Filings.  Within 10 days after the same become public, copies of all financial statements and reports which Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority.

(e)           Other Requested Information.  Such other information respecting the respective properties, business affairs, financial condition and/or operations of Holdco I, Holdco II or Borrower or any of their Subsidiaries as Administrative Agent or any Lender (through Administrative Agent) may from time to time reasonably request.

(f)            Projections.  As soon as available and in any event within sixty (60) days following the first day of each Fiscal Year commencing with the Fiscal Year of Borrower beginning January 1, 2005 projections in form similar to that delivered on the Closing Date covering the period from the beginning of such Fiscal Year (on a quarterly basis for the first Fiscal Year and an annual basis thereafter) through the end of the third Fiscal Year thereafter, prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such projections are based, which shall be accompanied by the statement of the chief executive officer or Responsible Financial Officer of the Borrower to the effect that, to the best of his knowledge, such projections are a reasonable estimate for the periods respectively covered thereby.

(g)           Insurance.  (i) Prior to the Closing Date, Borrower shall have delivered to Administrative Agent evidence of insurance complying with the requirements of Section 7.8 for the business and properties of Borrower and its Subsidiaries, in form reasonably satisfactory to Administrative Agent and the Required Lenders and naming Administrative Agent as an additional insured, mortgagee and/or loss payee as its interests may appear, and stating that such insurance shall not be canceled or revised without 30 days’ prior written notice by the insurer to Administrative Agent and (ii) Borrower shall deliver to Administrative Agent information concerning insurance at the times and in the manner specified in Section 7.8.

(h)           Management Letters.  Promptly after receipt thereof, a copy of any “management letter” received by Borrower or any of its Subsidiaries from its certified public accountants.

7.3          Notices.

Promptly (and in any event within three Business Days in the case of (a) below, or thirty days in the case of (b)-(c) below) after a Responsible Officer of Borrower or any Subsidiary obtains knowledge thereof, give notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a)           Event of Default or Unmatured Event of Default.  The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower or such Subsidiary proposes to take with respect thereto.

(b)           Litigation and Related Matters.  The commencement of, or any material development in, any action, suit, proceeding or investigation affecting Borrower or any of its Restricted Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) in which the amount involved that Borrower reasonably determines is not covered by insurance or other indemnity is $10,000,000 or more, (ii) with respect to any Loan Document or any material Indebtedness or preferred stock of Borrower or any of its Restricted Subsidiaries or (iii) which, if determined adversely to Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

(c)           Environmental Notification.

(i)            The occurrence of one or more of the following, to the extent that any of the following, if adversely determined, would have a material adverse effect on the financial condition, business or properties of Borrower and its Subsidiaries taken as a whole or, in any event, could reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries in excess of $5,000,000 or a fine or penalty in excess of $3,000,000:  (A) written notice, claim or request for information to the effect that Borrower or any of its Subsidiaries is or may be liable in any material respect to any Person as a result of the presence of or the Release or substantial threat of a material Release of any Contaminant into the environment; (B) written notice that Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the presence or to the Release or substantial threat of a material Release of any Contaminant into the environment; (C) written notice that any property, whether owned or leased by, or operated on behalf of, Borrower or its Subsidiaries is subject to a material Environmental Lien; (D) written notice of violation to Borrower or any of its Subsidiaries of any Environmental Laws or Environmental Permits; or (E) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws or Environmental Permits; provided, however, that the provisions of this clause (i) shall not require Borrower to violate or breach any confidentiality covenants to which it is bound.

(ii)           Upon written request by Administrative Agent, Borrower or any Restricted Subsidiary shall promptly submit to Administrative Agent and the Lenders a report providing an update of the status of each environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to clause (i) above and any other environmental, health and safety compliance obligation, remedial obligation or liability that could reasonably be expected to have a Material Adverse Effect.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or Remedial Action and Borrower’s or such Restricted Subsidiary’s response thereto.

(d)           Notices and Other Reports.  Notwithstanding the foregoing, to the extent not otherwise required to be delivered hereunder, Borrower shall promptly provide to

Administrative Agent a copy of all material notices required to be delivered by the Borrower or any of its affiliates under the Revolving Credit Agreement.

(e)           Notice of Change of Control.  Each occasion that any Change of Control shall occur and such notice shall set forth in reasonable detail the particulars of such occasion.

7.4          Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its and each Subsidiary’s existence and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Subsidiaries’ businesses except to the extent that failure to take any such action could not in the aggregate reasonably be expected to have a Material Adverse Effect, or as otherwise permitted pursuant to Sections 8.3 and 8.7, and comply and cause each of its Subsidiaries to comply with all Requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.5          Payment of Obligations.

Pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Restricted Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:

(i)            all material taxes, assessments and governmental charges or levies imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

(ii)           all lawful claims prior to the time they become a Lien (other than Permitted Liens) upon any of their respective properties or assets;

provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such material tax, assessment, charge, levy or claim (A) while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Borrower or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto and title to any material properties or assets is not jeopardized in any material respect or (B) which could not reasonably be expected to have a Material Adverse Effect.

7.6          Inspection of Property, Books and Records.

Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with sound accounting principles consistently applied and will permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time, and from time to time at the reasonable request of such Lender made to Borrower and upon reasonable notice, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, directors and with the written consent of Borrower (which consent shall not be required if any Event of Default has occurred and is continuing) independent public accountants, provided that Borrower may attend any such meetings (and by this provision Borrower authorizes such accountants to discuss with the Lenders and such representatives the affairs, finances and accounts of Borrower and its Subsidiaries).

7.7          ERISA.

(a)           (i) As soon as practicable and in any event within ten (10) days after Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a Reportable Event has occurred with respect to any Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a certificate of a Responsible Officer of Borrower or such Subsidiary or ERISA Affiliate, as the case may be, setting forth the details of such Reportable Event and the action, if any, which Borrower or such Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given; (ii) upon the request of any Lender made from time to time, deliver, or cause each Subsidiary or ERISA Affiliate to deliver, to each Lender a copy of the most recent actuarial report and annual report completed with respect to any Plan; (iii) as soon as possible and in any event within ten (10) days after Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of the following have occurred or is reasonably likely to occur with respect to any Plan:  (A) such Plan has been terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA, (B) the Plan Sponsor intends to terminate such Plan, (C) the PBGC has instituted or will institute proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan pursuant to Section 4041(c) of ERISA, (D) that an accumulated funding deficiency has been incurred or that an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, or (E) that Borrower, or any Subsidiary of Borrower or any of their ERISA Affiliates will incur any material liability under Section 401(a)(29), 4971 or 4975 of the Code or Section 409 or 502(1) of ERISA, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof; and (iv) as soon as possible and in any event within thirty days after Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof.  For purposes of this Section 7.7, Borrower shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which Borrower is the Plan Sponsor, and each Subsidiary and ERISA Affiliate of Borrower shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such Subsidiary or ERISA Affiliate, respectively, is a Plan Sponsor.  In addition to its other obligations set forth in this Article VII, Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to:

(A)          provide Administrative Agent with prompt written notice, with respect to any Plan, of any failure to satisfy the minimum funding standard requirements of Section 412 of the Code,

(B)          furnish to Administrative Agent, promptly after delivery of the same to the PBGC, a copy of any delinquency notice pursuant to Section 412(n)(4) of the Code,

(C)          correct any such failure to satisfy funding requirements or delinquency referred to in the foregoing clauses (A) and (B) within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect;

(D)          comply in good faith in all material respects with the requirements set forth in Section 4980B of the Code and with Sections 601(a) and 606 of ERISA;

(E)           at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) a complete copy of the most recent annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service; and

(F)           at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) copies of the most recent annual reports received by Borrower or any Subsidiary of Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan no later than ten (10) days after the date of such request.

(b)           Borrower shall, and shall cause each of its Subsidiaries to, establish, maintain and operate all Foreign Pension Plans in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

7.8          Maintenance of Property; Insurance.  (i) Keep and cause each of its Restricted Subsidiaries to keep, all material property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, (ii) maintain on behalf of its Restricted Subsidiaries or shall cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained.  All insurance policies or certificates (or certified copies thereof) with respect to such insurance (A) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent for the benefit of the Secured Parties (including, without limitation, by naming the Collateral Agent as loss payee or additional insured, as appropriate); and (B) shall state that such insurance policy shall not be cancelled or revised without thirty days’ prior written notice thereof by the insurer to Administrative Agent and (iii) furnish to Administrative Agent, on the Closing Date and on the date of delivery of each annual financial statement, full information as to the insurance carried.  At any time that insurance at levels described in Schedule 7.8 is not being maintained by or on behalf of Borrower or any of its Subsidiaries, Borrower will notify the Lenders in writing within two Business Days thereof and, if thereafter notified by Administrative Agent or the Required Lenders to do so, Borrower or any such Subsidiary, as the case may be, shall use commercially reasonable efforts to obtain insurance at such levels at least equal to those set forth on Schedule 7.8.

7.9          Environmental Laws.

(a)           Environmental Compliance.  In the exercise of the reasonable business judgment of Borrower and its Restricted Subsidiaries, to take prompt and appropriate action to respond to any material non-compliance with applicable Environmental Laws or Environmental Permits or to any material Release or a substantial threat of a material Release of a Contaminant, and upon request from Administrative Agent, shall regularly report to Administrative Agent on such response.  Without limiting the generality of the foregoing, whenever Administrative Agent or any Lender has a reasonable basis to believe that Borrower is not in material compliance with applicable Environmental Laws or Environmental Permits or that any property of Borrower or its Subsidiaries, or any property to which Contaminants generated by Borrower or its Subsidiaries have come to be located (“Offsite Property”) has or may become contaminated or subject to an order or decree such that any non-compliance, contamination or order or decree could reasonably be anticipated to have a Material Adverse Effect, then, to the extent Borrower has the legal right to do so, Borrower agrees to, at Administrative Agent’s request and Borrower’s expense:  (i) cause an independent environmental engineer reasonably acceptable to Administrative Agent to conduct such tests of the site where the alleged or actual non-compliance or contamination has occurred and prepare and deliver to Administrative Agent, the Lenders and Borrower a report(s) reasonably acceptable to Administrative Agent setting forth the results of such tests, Borrower’s proposed plan and schedule for responding to any environmental problems described therein, and Borrower’s estimate of the costs thereof; and (ii) provide Administrative Agent, the Lenders and Borrower a supplemental report(s) of such engineer whenever the scope of the environmental problems or Borrower’s response thereto or the estimated costs thereof, shall materially change.  Notwithstanding the above, Borrower shall not be obligated (other than as required by applicable law) to undertake any tests or remediation at any Offsite Property that (a) is not owned or operated by Borrower or any of its Subsidiaries and (b) where Contaminants generated by persons other than Borrower or any of its Subsidiaries have also come to be located.

(b)           Environmental Indemnity.  Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower, any of its Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this Section 7.9(b) shall survive repayment of the Notes and all other Obligations.

7.10        Use of Proceeds.

Use of all proceeds of the Loans as provided in Section 6.8.

7.11        Additional Security; Further Assurances.

(a)           Agreement to Grant Additional Security.  Promptly, and in any event within thirty (30) days after the acquisition by Borrower or any Restricted Domestic Subsidiary of assets or real or personal property of the type that would have constituted Collateral on the date hereof, in each case in which the Collateral Agent does not have a perfected security interest under the Security Documents (other than (t) equipment subject to Liens permitted under Section 8.1(b) under agreements which prohibit the creation of additional Liens on such assets, (u) the property subject to the Headquarters Mortgage Loan Documents, (v) Capital Stock of a Subsidiary (which is governed by clause (c) below) (w) any parcel of real estate or leasehold interest acquired after the Closing Date with a fair market value of less than $1,000,000 or (x) any other asset with a fair market value of less than $100,000 individually, provided that all such other assets collectively have a fair market value of less than $5,000,000) or promptly following request by Administrative Agent or the Collateral Agent with respect to any other collateral deemed material by Administrative Agent or Required Lenders (the “Additional Collateral”), Borrower will, and will cause each of its Restricted Domestic Subsidiaries to, take all necessary action, including (i) the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate and (ii) with respect to real estate, the execution of a mortgage, the obtaining of title insurance policies, title surveys and real estate appraisals satisfying the Requirements of Law, to grant the Collateral Agent for the benefit of the secured parties pursuant to the Security Agreement a perfected Lien (subject only to Permitted Liens) in such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement.

(b)           Additional Subsidiary Guarantees and Intercompany Notes.  Borrower agrees to cause each Restricted Domestic Subsidiary (other than IRIC) to execute and deliver the Restricted Subsidiary Guarantee Agreement (or a supplement thereto), the Security Agreement (or a supplement thereto) and to execute and deliver a Pledged Intercompany Note, if applicable.

(c)           Pledge of New Subsidiary Stock.  Borrower agrees to pledge (or cause its Restricted Domestic Subsidiaries to pledge) all of the Capital Stock of each new Restricted Subsidiary established or created to the Collateral Agent for the benefit of the secured parties pursuant to the Security Agreement and the other Security Documents; provided that the pledge of the Capital Stock of any new Restricted Subsidiary which is a Foreign Subsidiary, including “loan stock” or other obligations which are treated as equity under the Code (“Loan Stock”) shall, (i) only be required to the extent owned by Borrower or its Restricted Domestic Subsidiaries, (ii) be limited to 65% of the Capital Stock of any Foreign Subsidiary with a net book value and a fair market value in excess of $250,000 and (iii) any filings or recordations with respect to Foreign Subsidiaries will be made (or submitted for recordation) within 10 Business Days of the acquisition thereof or such longer period as the Administrative Agent may approve.  No Foreign Subsidiary may be or become a shareholder of a Domestic Subsidiary.

(d)           Grant of Security by New Subsidiaries.  Subject to the provisions of Sections 7.11(a) and 7.11(c), Borrower will cause each Restricted Domestic Subsidiary established or created in accordance with Section 8.7 to grant to the Collateral Agent for the benefit of the secured parties pursuant to the Security Agreement a first or second priority Lien in the manner set forth in the Security Documents (subject to Permitted Liens) on all property (tangible and intangible) of such Subsidiary by executing and delivering an agreement substantially in the form of Exhibit A to the Security Agreement, or on other terms satisfactory in form and substance to the Collateral Agent and Administrative Agent.

Borrower shall cause each Restricted Domestic Subsidiary, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens.  Borrower will cause each of its Restricted Domestic Subsidiaries to take all actions requested by Administrative Agent or the Required Lenders (including, without limitation, the filing of UCC-l’s) in connection with the granting of such security interests.

(e)           Pledge of Equity in Unrestricted Subsidiaries.  Borrower agrees to pledge (or cause its Restricted Domestic Subsidiaries to pledge) all of the Capital Stock owned by Borrower or a Restricted Subsidiary of each new Unrestricted Subsidiary established or created after the Closing Date to the Collateral Agent for the benefit of the secured parties pursuant to the Security Documents other than a Foreign Subsidiary with Consolidated Total Assets of $1,000,000 or less as long as the Consolidated Total Assets of all Foreign Subsidiaries owned directly by Borrower or its Restricted Domestic Subsidiaries the Capital Stock of which is not pledged hereunder, does not exceed in the aggregate $10,000,000; provided that the pledge of the Capital Stock of any new Unrestricted Subsidiary which is a Foreign Subsidiary shall, (i) only be required to the extent owned by Borrower or its Restricted Domestic Subsidiaries, (ii) be limited to 65% of the Capital Stock of such Foreign Subsidiary and (iii) any filings or recordations with respect to Foreign Subsidiaries will be made (or submitted for recordation) within 10 Business Days of the acquisition thereof or such longer period as the Administrative Agent may approve.  Borrower agrees to pledge, or cause its Restricted Subsidiaries to pledge, to the Collateral Agent for the benefit of the secured parties pursuant to the Security Documents all instruments evidencing indebtedness owed by any Unrestricted Subsidiary to Borrower or any Restricted Domestic Subsidiary.

(f)            Documentation for Additional Security.  The security interests required to be granted pursuant to this Section 7.11 shall be granted pursuant to the Annexes to the

Security Documents or such other security documentation satisfactory in form and substance to Administrative Agent and the Required Lenders and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons (other than the “Secured Parties” with respect to “Revolver First Priority Collateral” as such terms are defined in the Revolving Security Documents) and subject to no other Liens except Permitted Liens.  The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Administrative Agent for the benefit of the Lenders, required to be granted pursuant to the Additional Security Document and, all taxes, fees and other charges payable in connection therewith shall be paid in full by Borrower or its Subsidiaries.  At the time of the execution and delivery of the Additional Security Documents, Borrower shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, title surveys, real estate appraisals satisfying any Requirements of Law, and other related documents as may be reasonably requested by Administrative Agent or the Required Lenders to assure themselves that this Section 7.11 has been complied with.

7.12        End of Fiscal Years; Fiscal Quarters.

(a)           Cause each of its annual accounting periods to end December 31 of each year (each a “Fiscal Year”, with quarterly accounting periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year (each a “Fiscal Quarter”)), and (b) cause each of its Subsidiaries’ Fiscal Years to end on December 31 of each year with Fiscal Quarters ending on March 31, June 30, September 30 and December 31 of each Fiscal Year, unless, in each case, otherwise required by applicable law.

7.13        Senior Subordinated Notes.

On or before the maturity date of the Senior Subordinated Notes, Borrower shall have refinanced the then outstanding Senior Subordinated Notes with proceeds of Permitted Unsecured Debt permitted by Section 8.2(e) and/or shall have redeemed or repurchased such Senior Subordinated Notes with the proceeds of a Qualified Public Offering in accordance Section 4.2(d) or otherwise as permitted by this Agreement.

7.14        Maintenance of Corporation Separateness.

Cause and cause each of its Subsidiaries to, satisfy customary corporate (or other similar) formalities, including the maintenance of corporate (or other similar) records.  Neither Borrower nor any Subsidiary of Borrower shall make any payment to a creditor of any Huntsman Affiliate in respect of any liability of any of the foregoing, and no bank account of Borrower shall be commingled with any bank account of any Huntsman Affiliate.  Any financial statements distributed to any creditors of Borrower shall, to the extent permitted by GAAP, clearly establish the corporate separateness of the Huntsman Affiliates from Borrower and each of Borrower’s Subsidiaries.  Finally, neither Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Huntsman Affiliate on the one hand and of Borrower or any Subsidiary of

Borrower on the other hand being ignored, or in the assets and liabilities of Borrower or any Subsidiary of Borrower being substantively consolidated with those of any Huntsman Affiliate in a bankruptcy, reorganization or other insolvency proceeding.

7.15        Certain Fees Indemnity.

Indemnify Administrative Agent and each Lender against and hold Administrative Agent and each Lender harmless from any claim, demand or liability for broker’s or finder’s fees or similar fees or commissions alleged to have been incurred in connection with any of the transactions contemplated hereby.

ARTICLE VIII

NEGATIVE COVENANTS

Borrower hereby agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder:

8.1          Liens.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of its properties or assets (including, without limitation, any securities or debt instruments of any of its Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation; except for the following Liens (herein referred to as “Permitted Liens”):

(a)           Liens existing on the Closing Date listed on Schedule 8.1(a) hereto and any extension, renewal or replacement thereof but only if the principal amount of the Indebtedness is not increased and such Liens do not extend to or cover any other property or assets;

(b)           (i) Liens (including Liens under Capitalized Leases) in respect of property or assets acquired or constructed by Borrower or a Subsidiary after the date hereof, including, without limitation, liens on rolling stock, which Liens are created at the time of acquisition or completion of construction of such property or asset or within 120 days thereafter, to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property or asset, (ii) in the case of any Person that hereafter becomes a Subsidiary or is consolidated with or merged with or into Borrower or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged (and not incurred in anticipation thereof), (iii) in the case of any property or asset acquired by Borrower or any Subsidiary after the Closing Date, Liens existing on such property or asset at the time of acquisition thereof (and not incurred in anticipation thereof), whether or not the Indebtedness secured thereby is assumed by Borrower or a Subsidiary; provided, that in any such case:

(x)            no such Lien shall extend to or cover any other property or assets of Borrower or of such Subsidiary, as the case may be;

(y)           the aggregate principal amount of the Indebtedness secured by all such Liens in respect of any such property or assets shall not exceed 100% of the fair market value of such property or assets at the time of such acquisition or, in the case of a Lien in respect of property or assets existing at the time of such Person becoming a Subsidiary or being so consolidated or merged, the fair market value of the property or assets acquired at such time and the amount of Indebtedness secured on the date of issuance of such Liens shall not be less than 70% of the fair market value unless the Collateral Agent shall have a perfected second lien on such equipment; and

(z)            the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.2(h);

(c)           Customary Permitted Liens;

(d)           Liens granted pursuant to the Security Documents;

(e)           Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is permitted hereunder);

(f)            Liens on property of Huntsman Headquarters Corporation incurred pursuant to the Headquarters Mortgage Loan Documents and Liens on property of Airstar Corporation incurred pursuant to the Airstar Aircraft Financing Documents;

(g)           Lien on the assets of Nitroil Vegyipari Termeló-Fejlesztó Résvénytárság (Nitroil Chemical Engineering and Production Co., Plc) which secure not more than $2,000,000 of Indebtedness;

(h)           Liens on property of Foreign Subsidiaries securing Indebtedness permitted by Section 8.2(f);

(i)            Liens securing Revolving Loan Obligations to the extent such Indebtedness is permitted by Section 8.2(b) and the Intercreditor Agreement is in full force and effect;

(j)            Liens incurred in connection with the sale and leaseback by the Borrower or any of its Subsidiaries of railcars acquired after the date hereof;

(k)           Liens (other than Liens securing Indebtedness) with respect to property with a fair market value not exceeding $5,000,000 in the aggregate at any one time outstanding; and

(l)            Liens on prepaid insurance premiums securing Indebtedness incurred by Borrower and/or its Restricted Subsidiaries to finance such insurance premiums in a principal amount not to exceed at any time the amount of such insurance premiums to be paid by Borrower and/or its Restricted Subsidiaries for up to a three year period.

(m)          Liens securing the Senior Secured Notes Obligations on a pari passu basis with the Obligations, but only to the extent that such Indebtedness is permitted by Section 8.2(l).

8.2          Indebtedness.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness (including without limitation any Guarantee Obligation in respect of Indebtedness of its Unrestricted Subsidiaries and any Receivables Facility Attributed Indebtedness) except for:

(a)           Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b)           Indebtedness of Borrower or its Subsidiaries which are parties to the Subsidiary Guarantee Agreement (as defined in the Revolving Credit Agreement) pursuant to the Revolving Credit Agreement and the Loan Documents in a principal amount outstanding not to exceed $350,000,000 and guarantees thereof by any Subsidiary Guarantor;

(c)           Indebtedness (other than Intercompany Indebtedness) outstanding on the Closing Date listed on Schedule 6.5(d) hereto;

(d)           Indebtedness resulting from the extension, renewal or refinancing or successive refinancing (whether in whole or in part) of any Indebtedness, permitted under Section 8.2(c); provided, however, that (i) the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such refinancing Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid interest and fees (including call premiums) and expenses incurred in connection with such refinancing, (ii) the Weighted Average Life to Maturity of such Indebtedness is not decreased, (iii) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are customary market terms reasonably satisfactory to the Administrative Agent and do not conflict in any material respect with the provisions of this Agreement and (iv) the terms of such refinancing Indebtedness shall be reasonably satisfactory to the Administrative Agent.  In the case of any Indebtedness which is subordinated to the Obligations, such refinancing Indebtedness shall be subordinated to the Obligations on the same terms or on such other terms as may be approved by the Administrative Agent.

(e)           Permitted Unsecured Debt of Borrower and guarantees thereof by a Restricted Subsidiary consisting of Permitted Unsecured Debt of such Restricted Subsidiary; provided, that Borrower shall have complied with the mandatory prepayment requirements of Section 4.2(e);

(f)            Indebtedness of any Foreign Subsidiary (or, to the extent such Indebtedness is incurred with respect to its international activities, Huntsman International Trading Corporation) and guarantees thereof by Borrower and/or its Subsidiaries pursuant to over-draft lines or similar extensions of credit such that the aggregate amount of such Indebtedness under this clause outstanding at any one time does not exceed $5,000,000 (or the dollar equivalent thereof determined on a quarterly basis);

(g)           Intercompany Indebtedness to the extent permitted by Sections 8.7(c), (e), (f) and (g); provided, however, that in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Restricted Subsidiary of Borrower or any subsequent transfer of such Indebtedness (other than to Borrower or any of its Restricted Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that (x) such Intercompany Indebtedness arising after the Closing Date shall be evidenced by a Pledged Intercompany Note and (y) any loan or advance to Borrower shall be unsecured;

(h)           Indebtedness secured by Liens permitted by Section 8.1(b) or 8.1(j) or constituting Capitalized Lease Obligations or Indebtedness under Operating Financing Leases provided, that (x) all such Capitalized Lease Obligations are permitted under Section 9.3 and (y) the sum, without duplication, of (i) the aggregate outstanding Capitalized Lease Obligations plus (ii) the aggregate outstanding Indebtedness under Operating Financing Leases plus (iii) the aggregate outstanding principal amount of such Indebtedness secured by Liens permitted by Section 8.1(b) at any time shall not exceed $20,000,000 and any extension, renewal or replacement thereof provided such Indebtedness is not increased and is not secured by any additional property or assets;

(i)            Indebtedness with respect to Hedging Agreements entered into in the ordinary course of business in order to manage existing or anticipated interest rate, exchange rate, commodity or other revenue or expense risk, and not for speculative purposes, in any case;

(j)            Indebtedness consisting of Guarantee Obligations of any Subsidiary of Borrower of the Obligations under any Loan Document or consisting of a guarantee of obligations of a Restricted Subsidiary under any lease or other agreement entered into in the ordinary course of business not constituting Indebtedness and for which the liability with respect thereto is not required to be reflected on a balance sheet prepared in accordance with GAAP;

(k)           Indebtedness consisting of Guarantee Obligations incurred to satisfy bonding obligations not in excess of $15,000,000 at any one time which arise in the ordinary course of business; and

(l)            Indebtedness incurred pursuant to the Senior Secured Notes Indenture not to exceed $455,400,000 outstanding on the Closing Date and evidenced by the Senior Secured Notes and additional Senior Secured Notes issued after the Closing Date and evidenced by the Senior Secured Notes Indenture, but only to the extent that the aggregate principal amount of such additional Senior Secured Notes is not greater than (i) $25,000,000 minus (ii) the amount of Additional Term B Loans incurred pursuant to Section 2.4; and guarantees thereof by any Subsidiary Guarantor.

For purposes of this Section 8.2, any Indebtedness of an entity outstanding when it becomes a Subsidiary shall be deemed to have been incurred at that time.

8.3          Fundamental Changes.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, (i) consummate any Acquisition or (ii) enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, assign, lease, transfer or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property, business or assets; provided, however, that so long as prior to or simultaneously with such transactions, Borrower has complied with, and has caused its Subsidiaries to comply with, the provisions of Section 7.11:

(a)           any Subsidiary of Borrower may be merged or consolidated with or into Borrower so long as Borrower is the surviving corporation or with or into any one or more Wholly-Owned Subsidiaries of Borrower (other than an Unrestricted Subsidiary, Airstar Corporation, Huntsman Headquarters Corporation or IRIC); provided, however, that (i) the Wholly-Owned Subsidiary or Subsidiaries shall be the surviving corporation and (ii) in the case of any merger or consolidation between Subsidiaries at least one of which is a Subsidiary Guarantor, the surviving Person shall be or become a party to the Restricted Subsidiary Guarantee Agreement);

(b)           any Subsidiary of Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets to Borrower or any other Wholly-Owned Subsidiary of Borrower (other than an Unrestricted Subsidiary);

(c)           any Subsidiary of Borrower may voluntarily liquidate, wind-up or dissolve;

(d)           any transaction permitted pursuant to Section 8.6(e) may be consummated;

(e)           agreements to conduct the transactions referred to in clauses (a) through (d) above may be entered into;

8.4          Dividends or Other Distributions.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, either:  (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock or to the direct or indirect holders of its Capital Stock in respect of such Capital Stock (except dividends or distributions payable solely in such Capital Stock or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to Borrower or a Wholly-Owned Subsidiary of Borrower), (ii) purchase, redeem or otherwise acquire or retire for value any of its Capital Stock (other than Capital Stock held by Borrower or a Wholly-Owned Subsidiary of Borrower), (iii) make a loan (a “Shareholder Loan”) to any direct or indirect owner of its Capital Stock, (iv) pay any Management Fees or (v) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, any Permitted Unsecured Debt or any Indebtedness that is subordinate or junior in right of payment to the Obligations (any such non-excepted dividend, distribution, purchase, redemption, repurchase, other acquisition, retirement or Shareholder Loan or payment being hereinafter referred to as a “Restricted Payment”); provided, however, that (w) Borrower may make payments described under clause (v) above with proceeds of Permitted Unsecured Debt, Senior Secured Notes or Additional Term B Loans, in each case, to the extent such Indebtedness is permitted to be incurred hereunder and is not otherwise required to be applied to prepay Loans pursuant to Section 4.2(e) or Section

4.2(f); provided, further, however, that proceeds of Senior Secured Notes and Additional Term B Loans may not be used to make such payments with respect to Indebtedness that is subordinate or junior in right of payment to the Obligations, (x) Borrower may make payments described under clause (v) above with proceeds of a Qualified Public Offering to the extent such proceeds are not otherwise required to be applied to prepay Loans pursuant to Section 4.2(d), and (y) Borrower may make payments pursuant to the terms of the Tax Sharing Agreement.

8.5          Issuance of Stock.

(a)           Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any Restricted Subsidiary of Borrower, except (i) to Borrower, (ii) to another Wholly-Owned Subsidiary of Borrower which is a Restricted Subsidiary, (iii) to qualify directors if required by applicable law or similar de minimis issuances of Capital Stock to comply with Requirements of Law or (iv) pledges constituting Permitted Liens pursuant to Section 8.1(a) or 8.1(d) or 8.1(e).  Notwithstanding the foregoing, Borrower or its Subsidiaries shall be permitted to sell the outstanding stock of a Subsidiary, subject to Sections 8.3 and 8.6.

(b)           Borrower shall not issue any Capital Stock, except for (i) issuances of additional units of Membership Interests to Holdco II and (ii) issuances of Capital Stock, where Administrative Agent and the Required Lenders have consented to the terms and conditions of such offering.  In the event any Capital Stock of Borrower is issued pursuant to this Section 8.5(b), Borrower shall apply the Net Offering Proceeds received in connection with such disposition in accordance with Section 4.2(d).

8.6          Disposition of Assets.

Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any of its assets to any Person, including, without limitation, pursuant to a Sale and Leaseback Transaction, except that:

(a)           Borrower or any Subsidiary may engage in a transaction permitted by Section 8.3.

(b)           Any Foreign Subsidiary which is a Wholly-Owned Subsidiary may transfer, sell or assign any of its assets to another Foreign Subsidiary which is a Wholly-Owned Subsidiary;

(c)           Borrower or any Subsidiary may sell, transfer or otherwise dispose of inventory and Cash Equivalents in the ordinary course of business;

(d)           Borrower or any Subsidiary may permit to exist Liens upon its assets which are permitted by Section 8.1;

(e)           Borrower or any Subsidiary may sell, assign, transfer or otherwise dispose of an Investment permitted under Sections 8.7(d) and 8.7(g);

(f)            Borrower and any Subsidiary may sell, assign, transfer or otherwise dispose of its assets to Borrower or any Wholly-Owned Domestic Subsidiary which is a Restricted Subsidiary (other than Airstar Corporation, Huntsman Headquarters Corporation or IRIC);

(g)           Borrower or any Subsidiary may sell, lease or otherwise dispose of any assets in the ordinary course of business which, in the reasonable judgment of Borrower, have become uneconomic, obsolete or worn out and may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables not otherwise permitted under clause (i) below);

(h)           Borrower or any Subsidiary may enter into operating leases as lessor in the ordinary course of business which are not substantially equivalent to sales;

(i)            Borrower or any Subsidiary may enter into assignments and licenses of intellectual property in the ordinary course of business;

(j)            Borrower and its Subsidiaries may sell railcars acquired after the Closing Date in connection with sale and leaseback transactions; and

(k)           Borrower or any Restricted Subsidiary may dispose of any of its assets if the aggregate fair market value (at the time of disposition thereof) of all assets disposed of by Borrower and its Restricted Subsidiaries subsequent to the Closing Date pursuant to this clause (k) plus the aggregate fair market value (net, in the case of the real estate owned by Huntsman Headquarters Corporation, of the debt secured by such real estate) of all the assets then proposed to be disposed of does not exceed $50,000,000 per annum and $150,000,000 in the aggregate from and after the Closing Date.

(l)            the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of any asset in connection with any Sale and Leaseback Transaction involving Indebtedness, Capitalized Lease Obligations or an Operating Financing Lease otherwise permitted hereunder so long as, in the case of a transaction involving operating assets, such transaction occurs within 120 days of the acquisition by the Borrower or any Subsidiary of the asset sold, transferred or otherwise disposed of;

8.7          Loans and Investments.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make any or own any Investments except that Borrower and its Restricted Subsidiaries may:

(a)           acquire and hold Cash and Cash Equivalents;

(b)           make or maintain advances to their employees in the ordinary course of business for travel, relocation and related expenses;

(c)           hold (i) its existing Investments in Subsidiaries and (ii) the other Investments identified on Schedule 8.7(c) (in each case, as such Investments may be adjusted due to appreciation, repayment of principal, payment of interest, return of capital and similar circumstances);

(d)           acquire and hold Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and other Persons having obligations in favor of Borrower or a Subsidiary in settlement of delinquent obligations of, and other disputes with, customers and suppliers and such other Persons arising in the ordinary course of business;

(e)           make additional Investments in any Restricted Domestic Subsidiary; provided that any such Investment constituting a loan or advance to a Restricted Domestic Subsidiary shall be made pursuant to one of the Pledged Intercompany Notes;

(f)            make (i) any Investment by Borrower or any Restricted Subsidiary in any Foreign Subsidiary or joint venture after the Closing Date in an aggregate amount for all such Investments from and after the Closing Date in excess of $25,000,000 or (ii) any Investment by a Foreign Subsidiary in any other Foreign Subsidiary;

(g)           make any Investment after the Closing Date in Unrestricted Subsidiaries in an amount not in excess of $15,000,000 in the aggregate from and after the Closing Date;

(h)           to the extent not required to be applied to prepay the Obligations pursuant to Section 4.2(e) of the Credit Agreement, use net cash proceeds of Permitted Unsecured Debt to make Investments on or after the Closing Date in any Australian Consolidated Entity in an aggregate amount not to exceed $60,000,000 (“Permitted Australian Proceeds”); provided that the Permitted Australian Proceeds shall be used to make an Investment (which, to the extent permitted under local law and not resulting in adverse tax consequences, shall be in the form of an intercompany loan) to permanently prepay Indebtedness (and in the case of revolving loans permanently reduce the commitments thereunder); provided, further, that on the date that the aggregate amount of Investments made with Permitted Australian Proceeds in HF II Australia Holdings Company LLC or Huntsman Australia Holdings Corporation, or subsidiaries thereof (collectively the “Australian Surfactants Subsidiaries”) exceeds $20,000,000, then the Australian Surfactants Subsidiaries shall cease to be Unrestricted Subsidiaries for purposes of this Agreement and all Indebtedness of such entities shall be deemed to have been incurred on such date, and on the date that the aggregate amount of Investments made with Permitted Australian Proceeds in HCPH Holdings Pty Limited or Huntsman Chemical Australia Unit Trust, or subsidiaries thereof (collectively the “Australian Styrenics Subsidiaries”) exceeds $15,000,000, then the Australian Styrenics Subsidiaries shall cease to be Unrestricted Subsidiaries for purposes of this Agreement and all Indebtedness of such entities shall be deemed to have been incurred on such date;

(i)            make one or more Investments in HSCHC (which may be reinvested by HSCHC in HSCC) (i) when and as interest payments become due and payable on the BASF Note, each in an amount not to exceed the interest payment required to be paid in cash by HSCC on the BASF Note and (ii) when and as HSCC makes principal payments on the BASF Note provided that such Investment pursuant to this clause (ii) may be made only with proceeds from a Qualified Public Offering or from the issuance of Permitted Unsecured Indebtedness; and

(j)            acquire for the purposes of retirement Senior Secured Notes with proceeds of a Qualified Public Offering to the extent contemplated by Sections 4.2(d) and 4.3(d).

8.8          Transactions with Affiliates.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction with any Affiliate of Borrower or any of its Subsidiaries (other than the Borrower or any Restricted Subsidiary), except for (i) transactions that are on terms no less favorable to Borrower or such Subsidiary, as applicable, than could be obtained in a comparable arms-length transaction with a Person not an Affiliate of Borrower or any of its Subsidiaries and are necessary or desirable for Borrower or its Subsidiary in the conduct of its business and (ii) the Tax Sharing Agreement and transactions thereunder in accordance with the terms thereof.

8.9          Lines of Business.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or acquire any line of business which does not consist of the manufacture, distribution, purchase or sale of chemicals, plastics or finished products made therefrom or is not otherwise reasonably related to the business engaged in as of the Closing Date, except to the extent that after any such entry or acquisition, Borrower and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as are conducted by them as of the Closing Date.  Notwithstanding anything to the contrary in this Agreement, IRIC shall not engage in any business other than the business of serving as a captive insurance company for Borrower and its Subsidiaries and engaging in such necessary activities related thereto as may be permitted to be engaged in by a Vermont captive insurance company pursuant to applicable Vermont captive insurance company rules and regulations; provided, that IRIC shall not hold cash or other Investments except in a manner consistent with Schedule 8.17(a).

8.10        Fiscal Year.

Borrower shall not change its Fiscal Year.

8.11        Amendments to Organizational and Other Documents.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify or waive, or permit any amendment, modification or waiver to its Organizational Documents if such amendment, modification or waiver could reasonably be expected to adversely affect the interests of the Collateral Agent, Administrative Agent or the Lenders.  Borrower shall not, nor shall it permit any of its Subsidiaries to waive or release any interest under any Security Document except as expressly permitted hereby or thereby.  Borrower shall not, and shall not permit any Subsidiary to, amend, modify or waive or cause to be amended, modified or waived any provision of (a) the BASF Note, unless such amendment, modification or waiver is approved by the Administrative Agent, (b) the Tax Sharing Agreement,

unless such amendment, modification or waiver is approved by the Administrative Agent and, if adverse to the interests of the Lenders (as determined by the Administrative Agent in its sole reasonable discretion after reasonable advance notice of such proposed change), by the Required Lenders or (c) the Horizon Subordinated Note, unless such amendment, modification or waiver is approved by the Administrative Agent and, if adverse to the interests of the Lenders (as determined by the Administrative Agent in its sole reasonable discretion after reasonable advance notice of such proposed change), by the Required Lenders.  Neither Borrower or any of its Restricted Subsidiaries shall enter into any tax sharing agreement with Holdco I or Holdco II except as set forth in the Tax Sharing Agreement.

8.12        Limitation on Certain Restrictions on Subsidiaries.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other Obligations owed to Borrower or any of its other Subsidiaries, (ii) make any loans or advances to Borrower or any of its other Subsidiaries, (iii) transfer any of its property or assets to Borrower or any of its other Subsidiaries or (iv) enter into any Material Agreement unless such agreement expressly provides that it may be collaterally assigned to the Collateral Agent and may be further assigned by the Collateral Agent in any foreclosure, except:

(a)           any encumbrance or restriction pursuant to the Revolving Credit Agreement, the Senior Secured Notes Indenture or the agreement governing Permitted Unsecured Debt or any extension, replacement or refinancing thereof which is not otherwise prohibited by the terms of this Agreement;

(b)           any such encumbrance or restriction consisting of customary non-assignment provisions in Contractual Obligations which are not Material Agreements and are entered into in the ordinary course of business to the extent such provisions restrict the transfer or assignment of such agreement;

(c)           in the case of clause (iii) above, Permitted Liens or other restrictions contained in security agreements securing Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the assets specifically secured by such security agreement;

(d)           any restriction on transfer of an asset pursuant to an agreement to sell such asset to the extent such sale would be permitted under the terms of this Agreement;

(e)           restrictions on Airstar Corporation in the Airstar Aircraft Financing Documents and restrictions on Huntsman Headquarters Corporation in the Headquarters Mortgage Loan Documents;

(f)            restrictions in Section 4.03 of the Articles of Incorporation of Huntsman Chemical Corporation; and

(g)           restrictions on Foreign Subsidiaries in Foreign Overdraft Facilities.

8.13        Accounting Changes.

Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the Closing Date, unless (i) such change is required by GAAP, (ii) such change is disclosed to the Lenders through the Administrative Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail satisfactory to Administrative Agent) as may be required by GAAP to show comparative results.  If any changes in GAAP or the financial statements referred to in Section 6.5(a) hereof occur after the Closing Date and such changes result in, in the sole judgment of Administrative Agent, a meaningful change in the calculation of any financial covenants or restrictions set forth in this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations to amend the covenants employing financial calculations herein so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made.

8.14        Restrictions on Certain Unrestricted Subsidiaries.

(a)           Borrower will not permit either HSCHC or HSCC to, and HSCHC and HSCC hereby agree that they will not, except in each case as described on Schedule 8.14, (i) incur any Indebtedness or other material obligations of any kind; (ii) directly or indirectly, create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of their properties or assets (including, without limitation any securities or intercompany Indebtedness in favor of HSCC or HSCHC); (iii) issue any Capital Stock; (iv) dispose of or transfer any assets; (v) in the case of HSCHC, engage in any business other than holding securities of its Subsidiaries; or (vi) in the case of HSCC, engage in any business other than holding securities of HIH; provided, (a) that this Section 8.14 shall not prohibit any amendment to the BASF Note to the extent not prohibited by Section 8.11 and (b) HSCHC and HSCC may incur (x) Liens securing the Senior Secured Notes on a pari passu basis with the Obligations and (y) Indebtedness consisting of guarantees of Indebtedness incurred pursuant to Section 8.2(h).  Neither HSCHC nor HSCC will create any additional direct Subsidiaries after the Closing Date.

(b)           Borrower will not permit HIH to, and HIH hereby agrees that it will not, issue any Capital Stock except Capital Stock with the same economic, voting and other rights as the Capital Stock of HIH held indirectly on the Closing Date by Borrower in exchange for a capital contribution the proceeds of which are used to repay, or in exchange for or in repayment of any indebtedness of HIH or Huntsman International LLC; provided, that the A Notes shall be repaid in full prior to the exchange or repayment of any other such indebtedness other than the B Notes as long as (i) such issuance is made contemporaneously with a Qualified Public Offering and (ii) the Capital Stock is issued at a valuation comparable to the value of the Capital Stock issued in the Qualified Public Offering or at such valuation as set forth in a fairness opinion obtained by HIH and satisfactory to Administrative Agent.

(c)           Neither Borrower nor HSCC will permit Huntsman International LLC to issue any Capital Stock to any Person other than HIH.

8.15        Amendments, Modifications or Supplements to Revolving Credit Agreement.  Borrower shall not agree to or permit the amount of Indebtedness permitted to be outstanding under the Revolving Credit Agreement to be increased above $350,000,000.

8.16        Borrowings Under Revolving Credit Agreement.

In no event shall Borrower make any borrowing of Revolving Loans under the Revolving Credit Agreement if, after giving effect to such borrowing, Borrower would have more than $50,000,000 of Available Liquidity (but in any event excluding any cash awaiting reinvestment in accordance with Section 4.2(b) or 4.2(d), 4.2(e), 4.2(f), or 4.2(h)).

8.17        Amendments or Modifications to Senior Secured Notes.

Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, either:

(a)           Amend, modify, waive or supplement, or cause to be amended, modified, waived or supplemented, any provision of the Senior Secured Notes Indenture or the terms of the Senior Secured Notes, unless such amendment, modification, waiver or supplement is approved by the Administrative Agent and, if adverse to the interests of the Lenders (as determined by the Administrative Agent in its sole reasonable discretion after reasonable advance notice of such proposed change), by the Required Lenders; or

(b)           Make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, any Senior Secured Notes, except as required by the Senior Secured Notes Indenture.

8.18        Anti-Terrorism Law; Anti-Money Laundering.

Borrower shall not directly or indirectly: (a) (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 6.23(b), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower’s compliance with this Section 8.18) or (b) cause or permit any of the funds of Borrower or any Credit Party that are used to repay the Loan to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

ARTICLE IX

FINANCIAL COVENANTS

Borrower hereby agrees that, so long as any Loan remains outstanding and unpaid or in any other amount is owing to any Lender or Administrative Agent hereunder, Borrower shall not directly or indirectly:

9.1          Leverage Ratio.

Permit the ratio (the “Leverage Ratio”) of (a) Consolidated Debt on the last day of any Fiscal Quarter of Borrower (after giving effect to all payments and prepayments made on such date) to (b) EBITDA of Borrower for the four Fiscal Quarter periods ending on such day to exceed the ratio set forth below at the end of any Fiscal Quarter occurring during the period opposite such ratio:

Date	Ratio
Fiscal Quarter ending September 30, 2004	8.25 to 1.0
Fiscal Quarter ending December 31, 2004	8.00 to 1.0
Fiscal Quarter ending March 31, 2005	7.50 to 1.0
Fiscal Quarter ending June 30, 2005	6.50 to 1.0
Fiscal Quarter ending September 30, 2005	5.75 to 1.0
Fiscal Quarter ending December 31, 2005	5.00 to 1.0
Fiscal Quarter ending March 31, 2006	4.50 to 1.0
Fiscal Quarter ending June 30, 2006	4.50 to 1.0
Fiscal Quarter ending September 30, 2006	4.00 to 1.0
Fiscal Quarter ending December 31, 2006	4.00 to 1.0
Fiscal Quarter ending March 31, 2007 and each Fiscal Quarter thereafter	3.50 to 1.0

9.2          Interest Coverage Ratio.

Permit the ratio (the “Interest Coverage Ratio”) of (i) EBITDA for each period of four consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter of Borrower to (ii) the sum of Cash Interest Expense of Borrower and its Restricted Subsidiaries for such period to be less than the ratio opposite the applicable period set forth below:

Date	Ratio
Fiscal Quarter ending September 30, 2004	1.30 to 1.0
Fiscal Quarter ending December 31, 2004	1.30 to 1.0
Fiscal Quarter ending March 31, 2005	1.35 to 1.0
Fiscal Quarter ending June 30, 2005	1.45 to 1.0
Fiscal Quarter ending September 30, 2005	1.60 to 1.0
Fiscal Quarter ending December 31, 2005	1.75 to 1.0
Fiscal Quarter ending March 31, 2006	1.85 to 1.0
Fiscal Quarter ending June 30, 2006	1.90 to 1.0
Fiscal Quarter ending September 30, 2006	2.00 to 1.0
Fiscal Quarter ending December 31, 2006	2.00 to 1.0
Fiscal Quarter ending March 31, 2007	2.25 to 1.0
Fiscal Quarter ending June 30, 2007	2.25 to 1.0
Fiscal Quarter ending September 30, 2007	2.25 to 1.0
Fiscal Quarter ending December 31, 2007	2.25 to 1.0
Fiscal Quarter ending March 31, 2008 and each Fiscal Quarter thereafter	2.50 to 1.0

9.3          Capital Expenditures.

Permit, nor permit any of its Restricted Subsidiaries to, make any Consolidated Capital Expenditures, except that Borrower and its Restricted Subsidiaries may make such Consolidated Capital Expenditures during any Fiscal Year and until payment in full of all Obligations hereunder, not in excess of an amount equal to $135,000,000; provided, further, however, to the extent Consolidated Capital Expenditures for any Fiscal Year are less than $135,000,000, the difference thereof may be carried forward to the immediately following fiscal year in an amount not to exceed $20,000,000.

ARTICLE X

EVENTS OF DEFAULT

10.1        Events of Default.

Any of the following events, acts, occurrences or states of facts shall constitute an “Event of Default” for purposes of this Agreement:

(a)           Failure to Make Payments When Due.  Borrower (i) shall default in the payment of principal on any of the Loans; or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any other amount owing hereunder or under any other Loan Document when due and such default in payment shall continue for five (5) Business Days; or

(b)           Representations and Warranties.  Any representation or warranty made by or on the part of Borrower or any Credit Party, as the case may be, contained in any Loan Document or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect or misleading in any material respect when made or deemed made; or

(c)           Covenants.  Any Credit Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VIII, Article IX hereof or Sections 7.1, 7.3(a), 7.9, 7.10, 7.11(a), and 7.13 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice to Borrower by Administrative Agent or any Lender; or

(d)           Default Under Other Loan Documents.  Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied for a period of thirty (30) days after written or telephonic (immediately confirmed in writing) notice thereof has been given to Borrower by Administrative Agent; or

(e)           Voluntary Insolvency, Etc.  Holdco I, Holdco II, Borrower or any of its Material Subsidiaries which are Restricted Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution (except as permitted by Section 8.3(c)) or reorganization or the appointment of a receiver, trustee, administrator, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, administrator, custodian or liquidator for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

(f)            Involuntary Insolvency, Etc.  Involuntary proceedings or an involuntary petition shall be commenced or filed against Holdco I, Holdco II, Borrower or any of its Material Subsidiaries which are Restricted Subsidiaries under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, administrator, custodian or liquidator for it or of a substantial part of its property, assets or business, or any similar writ, judgment, warrant of attachment, execution or process shall be issued or levied against a substantial part of its property, assets or business, and (other than a petition for administration) such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within thirty (30) days (or in the case of a petition for administration five (5) days) after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(g)           Default Under Other Agreements.  (i) Holdco I, Holdco II, Borrower or any of its Restricted Subsidiaries shall default in the payment when due, whether at stated maturity or otherwise, of any amount pursuant to any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents) in excess of $10,000,000 (or, in the case of such a default under a Hedging Agreement, $2,500,000, measured by reference to the mark to market termination value of obligations under the respective Hedging Agreement(s) at the time) in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) a default shall occur in the performance or observance of any agreement under any such Indebtedness in excess of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity or (iii) any Indebtedness in excess of $10,000,000 of Holdco I, Holdco II, Borrower or any of its Restricted Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than with proceeds of the event giving rise to such prepayment), prior to the stated maturity thereof; or

(h)           Judgments.  One or more judgments or decrees shall be entered against Borrower or any of its Restricted Subsidiaries involving, individually or in the aggregate, a liability (to the extent not paid or covered by a reputable insurance company which has accepted liability in writing) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)            ERISA.  (i) Either (a) any Reportable Event which constitutes grounds for the termination of any Plan by the PBGC or of any Multiemployer Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan or Multiemployer Plan shall have occurred; (b) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan; (c) the PBGC shall institute proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (d) Borrower or any of its ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan; or (e) Borrower or any of its Subsidiaries or any of their ERISA Affiliates shall become liable to make a current payment with respect to any Multiemployer Plan under Section 4201 et seq. of ERISA; if as of the date thereof or any subsequent date, the sum of each of Borrower’s and its Subsidiaries’ and their ERISA Affiliates’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq, of ERISA) as a result of such events listed in subclauses (a) through (e) above exceeds $10,000,000; or (ii) either (a) a foreign governmental authority has instituted proceedings to terminate a Foreign Pension Plan or a foreign governmental authority has appointed a trustee to administer any Foreign Pension Plan in place of the existing administrator, in each case by reason of a distress termination within the meaning of Section 4041(c) of ERISA, treating such Foreign Pension Plan as if it were subject to ERISA; or (b) any Foreign Pension Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements; if, as of the date thereof or as of any subsequent date, the sum of each of Borrower’s and its Subsidiaries’ various liabilities to any Foreign Pension Plan solely as a result of such events listed in subclauses (a) and (b) of this clause (ii) exceeds the Dollar Equivalent of $10,000,000; or

(j)            Change in Control.  A Change of Control shall occur; or

(k)           Security Documents; Guarantees.  (i) At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect (other than as a result of the actions taken by the Collateral Agent) or shall cease to give the Collateral Agent for the benefit of the Lenders the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent for the benefit of the Secured Parties subject to no other Liens (except to the extent expressly permitted herein or therein); or (ii) any Guaranty or any provision thereof shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Guaranty) cease to be in full force and effect in accordance with its terms, or any Credit Party or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Credit Party’s obligations under any Guaranty.

If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions:  (i) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Borrower declare all sums then owing by Borrower hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, (ii) enforce, as Administrative Agent (to the extent permitted under the applicable Loan Documents) or direct the Collateral Agent to enforce, pursuant to the terms of the applicable Security Document, all of the Liens and security interests created pursuant to the Security Documents.  In cases of any occurrence of any Event of Default described in clause (e) or (f) of this Section 10.1, the Loans, together with accrued interest thereon, shall become due and payable forthwith without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by Borrower hereunder shall also become immediately due and payable all without notice of any kind.

Anything in this Section 10.1 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrower; provided that at the time such acceleration is so rescinded and annulled:  (A) all past due interest and principal (other than principal due solely as a result of such acceleration), if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provisions of Section 12.1 hereof.

10.2        Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

ADMINISTRATIVE AGENT

In this Article XI, the Lenders agree among themselves as follows:

11.1        Appointment.

Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent (for purposes of this Article XI, the term “Administrative Agent” shall, except for purposes of Section 11.9, include Administrative Agent in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Loan Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, Administrative Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders or all Lenders, as the case may be) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Administrative Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates.

11.2        Nature of Duties.  Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement.  The duties of Administrative Agent shall be mechanical and administrative in nature.  EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT ADMINISTRATIVE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER.  Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of Borrower, and Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter.  Except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as Administrative Agent or any of its Affiliates in any capacity.  Administrative Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

11.3        Rights, Exculpation, Etc.

Neither Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable to any Lender for any action taken or omitted by it hereunder or under any of the Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct.  Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of any of the Loan Documents or any other document or the financial condition of Borrower.  Administrative

Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or any other document or the financial condition of Borrower, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders.  Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents Administrative Agent is permitted or required to take or to grant, and if such instructions are requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all Lenders, as applicable.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of either Administrative Agent acting or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

11.4        Reliance.

Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document or any telephone, telex, teletype, telecopier or electronic message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by Administrative Agent.

11.5        Indemnification.

To the extent that Administrative Agent is not reimbursed and indemnified by Borrower, the Lenders will reimburse and indemnify Administrative Agent for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent, acting pursuant hereto in such capacity, in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Aggregate Pro Rata Share of the Total Commitment; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.  For purposes of this Section 11.5, “Aggregate Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such desired aggregate or total amount by a fraction the numerator of which shall be the aggregate principal amount of such Lender’s Term B Loans and the denominator of which shall be the aggregate of all of the Loans outstanding hereunder.

11.6        Administrative Agent in its Individual Capacity.

With respect to its Loans made by it, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations.  The terms “Lenders”, “holder of Obligations” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, one of the Required Lenders or a holder of Obligations.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any Subsidiary or affiliate of Borrower as if it were not acting as the Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

11.7        Notice of Defaults.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders.

11.8        Holders of Obligations.

Administrative Agent may deem and treat the payee of any Obligation as reflected on the books and records of Administrative Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent pursuant to Section 12.8(c).  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

11.9        Resignation by Administrative Agent.

(a)           Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days’ prior written notice to Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below.

(b)           Upon any such notice of resignation by Administrative Agent, Required Lenders shall appoint a successor Administrative Agent who shall be satisfactory to Borrower and shall be an incorporated bank or trust company.

(c)           If a successor Administrative Agent shall not have been so appointed within said fifteen (15) Business Day period, Administrative Agent, with the consent of Borrower, shall then appoint its successor who shall serve as Administrative Agent, as the case may be, until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c), by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Administrative Agent as provided above.

ARTICLE XII

MISCELLANEOUS

12.1        No Waiver; Modifications in Writing.

(a)           No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Administrative Agent or any Lender at law or in equity or otherwise.  Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (with Obligations directly affected thereby in the case of the following clause (i)):

(i)            extend the final scheduled maturity of any Loan or Note or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof),

(ii)           other than as expressly permitted under Section 12.17(b)(i)(A)-(C), effect any release of assets with a book value aggregating 5% or more of the total consolidated tangible assets of Borrower (measured as of the end of the most recently completed Fiscal Quarter for which financial statements have been delivered to Administrative Agent) during the term of this Agreement,

(iii)         amend, modify or waive any provision of this Section 12.1(a),

(iv)          reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, the definition of “Required Lenders” shall include lenders with respect to additional loans pursuant to this Agreement),

(v)            consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or

(vi)          amend the definition of Pro Rata Share;

provided further that no such amendment, modification, supplement, waiver discharge, termination or other change shall, without the consent of Administrative Agent, (i) amend, modify or waive any provision of Article XI as same applies to Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent; or (ii) amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent under the other Loan Documents;

(b)           If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (vi), inclusive, of the proviso to the third sentence of Section 12.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.6 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change.

(c)           In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term B Loans (“Refinanced Term Loans”) with one or more replacement or modified term loan facilities hereunder (“Replacement Term Loans”), provided that (a) any Lender that does not consent to the amendment and that holds Refinanced Term Loans receives payment in full of the principal amount of and interest accrued on each Refinanced Term Loan made by it and any other obligations owed to it or is replaced as provided in Section 3.6, (b) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans unless the Required Lenders (treating the Refinanced Loans of any Lender that does not provide Replacement Term Loans as having been paid in full immediately prior to the amendment) shall approve such increase, (c) the Applicable Margin for Eurodollar Loans and the Applicable Margin for Base Rate Loans for the Replacement Term Loans shall not be higher than such applicable margins for the Refinanced Term Loans unless the Required Lenders (treating the Refinanced Loans of any Lender that does not provide Replacement Term Loans as having been paid in full immediately prior to the amendment) shall approve such increase, (d) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of the Refinanced Term Loans at the time of such amendment and (e) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of Term B Loans in effect immediately prior to such amendment unless the Required Lenders (treating the Refinanced Loans of any Lender that does not provide Replacement Term Loans as having been paid in full immediately prior to the amendment) shall approve such terms.

(d)           Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Administrative Agent to be delivered pursuant to Section 2.4 in connection with Additional Term B Loans, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, the new Lenders and the terms of such Additional Term B Loans.

12.2        Further Assurances.

Borrower agrees, on behalf of itself and its Subsidiaries, to do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, agreements, powers and instruments, as Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Administrative Agent its rights, powers and remedies hereunder.

12.3        Notices. Etc.

(a)           Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received, or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the other methods provided above, all in accordance with the provisions of this Section 12.3.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated on Schedule 12.3 attached hereto or, in the case of any Assignee, on its signature page to its Assignment and Assumption Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party Schedule 12.3 attached hereto or such Assignment or Assumption Agreement, as the case may be.

(b)           Notices and other communications to or by Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.4        Costs, Expenses and Taxes.

(a)           Generally.  Borrower agrees without duplication to pay promptly upon request by Administrative Agent all reasonable costs and expenses incurred by or on behalf of the Administrative Agent in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith, including without limitation, the reasonable fees and out-of-pocket expenses of Winston & Strawn LLP, special counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto, other Attorney Costs, independent public accountants and other outside experts retained by Administrative Agent in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees and all costs and expenses (including, without limitation, Attorney Costs), if any, in connection with the enforcement of this Agreement, any of the Loan Documents or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith.  In addition, Borrower shall pay any and all present and future stamp, transfer, excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan, and agrees to save and hold Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by Borrower in paying, or omission by Borrower to pay, such taxes.  Any portion of the foregoing fees, costs and expenses which remains unpaid more than thirty (30) days following Administrative Agent’s or any Lender’s statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

(b)           Indemnification.  Borrower will indemnify and hold harmless Administrative Agent and each Lender and each director, officer, employee, agent, attorney, trustee, advisor and Affiliate of Administrative Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, obligations (including removal or remedial actions), expenses or liabilities (not including Taxes as to which Borrower is not required to make any payment of additional amounts pursuant to Section 4.5(c) hereof) to which such Indemnified Person may become subject, insofar as such losses, claims, damages, penalties, obligations (including removal or remedial actions), expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from the transactions contemplated by this Agreement or any of the other Loan Documents and to reimburse each Indemnified

Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i)            that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence or willful misconduct or bad faith of such Indemnified Person as finally determined by a court of competent jurisdiction and

(ii)           that nothing contained herein shall affect the obligations and liabilities of the Lenders to Borrower contained herein.

(iii)         If any action, suit or proceeding arising from any of the foregoing is brought against Administrative Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Borrower will, if requested by Administrative Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified.  Each Indemnified Person shall, unless Administrative Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party.  Excluding any liability to the extent arising out of the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final non-appealable judgment, Borrower further agrees to indemnify and hold each Indemnified Person harmless from all loss, cost (including Attorney Costs), liability and damage whatsoever incurred by any Indemnified Person by reason of any violation of any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Contaminants into the environment for which Borrower or any of its Subsidiaries has any liability or which occurs upon the Mortgaged Property or which is related to any property currently or formerly owned, leased or operated by or on behalf of Borrower or any of its Subsidiaries, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, provided that, with respect to any liabilities arising from acts or failure to act for which Borrower or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, Borrower’s obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of Borrower or any such Subsidiary.  If Borrower shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of Borrower or any Subsidiary contained herein or in any other Loan Document shall be breached, Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose, and will use its best efforts to give prompt written notice to Borrower that it proposes to take such action.  Any and all amounts so expended by Administrative Agent shall be repaid to it by Borrower promptly upon Administrative Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by Administrative Agent to the date of repayment.  To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent or any Lender as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  The obligations of Borrower under this Section 12.4 shall survive the termination of this Agreement and the discharge of Borrower’s other Obligations hereunder.

12.5        Confirmations.

Each of Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6        Adjustment.

(a)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender to Borrower, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against, Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify Borrower and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           Borrower expressly agrees that to the extent Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Indebtedness to the

Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7        Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8        Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)           This Agreement shall be binding upon, and inure to the benefit of, Borrower, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that Borrower may not assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b)           Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Loans or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”).  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Lender shall from time to time upon request of Borrower notify Borrower of the identity of any Participants with respect to its Credit Exposure hereunder, provided, however, that failure to provide such notice will not affect the validity of such participation.  Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 4.6.  Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 4.5 with respect to its participation in the Loans outstanding from time to time as if it were a Lender, provided that such Participant’s benefits under Sections 3.4, 3.5 and 4.5 shall be limited to the benefits that the primary Lender would be entitled to thereunder.  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under this Agreement or any of the Loan Documents except to the extent that any of the foregoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definitions of Scheduled Term B Loans Principal Payments (other than the Term B Loan Maturity Date) shall not constitute an extension of the final scheduled maturity of any Loan or Note), or reduce the rate or extend the time of payment of interest or fees on any such Loan or Note (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Events of Default or Unmatured Events of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such Participant is participating.

(c)           Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (treating any fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Lender or by an affiliate of such investment manager as a single Eligible Assignee) (each an “Assignee”), all or any part of its Loans pursuant to an Assignment and Assumption Agreement; provided that (i) it assigns its Credit Exposure in an amount not less than $1,000,000 (except in the case of an assignment to another Lender) and (ii) any assignment of all or any portion of any Lender’s Loans to an Assignee other than an Affiliate of such Lender or another Lender or its Affiliates, or in the case of a Lender that is a fund that invests in senior loans, any Related Fund of any Lender, shall require the prior written consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), provided further, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Loans to any Affiliate of such Lender or to any other Lender or any Affiliate of any other Lender (or in the case of a Lender which is a Related Fund, to any Related Fund of any Lender).  Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a fund to one or more Related Fund) in immediately available funds to Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by Administrative Agent in the Register of such assignment and the resulting effect upon the applicable Loans of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Borrower, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Borrower, the Lenders or Administrative Agent shall be required.  At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a

Lender hereunder and which is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for United States Federal income tax purposes, the respective Assignee shall provide to Borrower and Administrative Agent the appropriate IRS Forms (and, if applicable a Section 4.5(d) Certificate) described in Section 4.5(d).  Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Borrower of written notice of such transfer, by each previous holder of such Credit Exposure.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the determination of its Pro Rata Share of the applicable Facility (in each case, rounded to twelve decimal places), the Loans and any new Notes to be issued, at Borrower’s expense, to such Assignee, and no further consent or action by Borrower or the Lenders shall be required to effect such amendments.

(d)           Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower and any Subsidiary of Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement, provided that, such Transferee or any prospective Transferee agrees to treat such financial information which is not public in accordance with the terms of Section 12.16 hereof.

(e)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, Borrower; provided that no such pledge or assignment of a security interest under this Section 12.8(e) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or its security holders or other representatives of the creditor in support of its obligations to its trustee or other representatives of the creditor.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

12.9        CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.

(A)          BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT TO

SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH UNITED STATES FEDERAL OR NEW YORK STATE COURT AND THE BORROWER, THE ADMINISTRATIVE AGENT, HOLDINGS AND EACH LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR ANY OBJECTION BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(B)          AS A METHOD OF SERVICE, BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING, BROUGHT IN ANY SUCH UNITED STATES FEDERAL OR NEW YORK STATE COURT BY THE DELIVERY OF COPIES OF SUCH PROCESS TO THE BORROWER, THE ADMINISTRATIVE AGENT, HOLDINGS OR EACH RESPECTIVE LENDER, AS THE CASE MAY BE, AT THE ADDRESSES SPECIFIED ON THEIR RESPECTIVE SIGNATURE PAGES TO THIS AGREEMENT OR BY CERTIFIED MAIL DIRECT TO SUCH RESPECTIVE ADDRESSES.

(C)          BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  THE TERMS AND THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT TO LENDERS ENTERING INTO THIS AGREEMENT.

12.10      GOVERNING LAW.

THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

12.11      Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.12      Transfers of Notes.

In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and Borrower of such transfer, and Administrative Agent and Borrower shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and Borrower shall have received written notice to the contrary.  Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder.  Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Borrower of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and Borrower shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of Term B Loans of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.13      Registry.

Borrower hereby designates Administrative Agent to serve as Borrower’s agent, solely for purposes of this Section 12.13 to maintain a register (the “Register”) on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8(c).  Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.  Borrower agrees to indemnify Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by Administrative Agent (other than those arising from the gross negligence or willful negligence of the Administrative Agent) in performing its duties under this Section 12.13.

12.14      Headings.

The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.15      Termination of Agreement.

This Agreement shall terminate when all outstanding Obligations and Loans have been paid in full; provided, however, that the rights and remedies of Administrative Agent and each Lender with respect to any representation and warranty made by Borrower pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.16      Confidentiality.

Each of the Lenders severally agrees to keep confidential all non-public information pertaining to Borrower and its Subsidiaries or Affiliates which is provided to it by any such parties in accordance with such Lender’s customary procedures for handling confidential information of this nature and in a prudent fashion, and shall not disclose such information to any Person except:

(i)            to the extent such information is public when received by such Lender or becomes public thereafter due to the act or omission of any party other than a Lender,

(ii)           to the extent such information is independently obtained from a source other than Borrower or its Subsidiaries and such information from such source is not, to such Lender’s knowledge, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted,

(iii)         to an Affiliate of such Lender (or its investment advisor), counsel, auditors, examiners of any regulatory authority having or reasonably asserting jurisdiction over such Lender, accountants and other consultants retained by Administrative Agent or any Lender or to any Affiliate of a Lender which is a direct or indirect contractual counterparty in swap agreements with the Borrower or a Subsidiary of the Borrower or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 12.16) or to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with rating issued with respect to such Lender,

(iv)          in connection with any litigation or the enforcement of the rights of any Lender or Administrative Agent under this Agreement or any other Loan Document,

(v)            to the extent (x) required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having or reasonably asserting jurisdiction over any Lender or Administrative Agent; provided, however, that in such event, if the Lender(s) are able to do so, the Lender shall provide Borrower with prompt notice of such requested disclosure so that Borrower may seek a protective order or other appropriate remedy, and, in any event, the Lenders will endeavor in good faith to provide only that portion of such information which, in the reasonable judgment of the Lender(s), is relevant and legally required to be provided, (y) requested by any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with rating issued with respect to such Lender or (z) requested by a direct or indirect contractual counterparty in swap agreements with a Lender or a Person that such Lender is a direct or indirect counterparty in a swap agreement or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 12.16),

(vi)          to the extent disclosure to other entities is appropriate in connection with any proposed or actual assignment or grant of a participation by any of the Lenders of interests in this Agreement and/or any of the other Loan Documents to such other entities (who will in turn be required to maintain confidentiality as if they were Lenders parties to this Agreement).  In no event shall Administrative Agent or any Lender be obligated or required to return any such information or other materials furnished by Borrower.

12.17      Concerning the Collateral and the Loan Documents.

(a)           Authority.  Each Lender authorizes and directs DB to act as Collateral Agent and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other secured parties.  Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Without limiting the generality of the foregoing, the Administrative Agent or the Collateral Agent as the case may be, shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower or any of its Subsidiaries; (iii) act as the Collateral Agent for the Lenders for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Borrower’s and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)           Release of Collateral.

(i)            The Administrative Agent and the Lenders hereby direct the Administrative Agent and the Collateral Agent, as the case may be, to release, in accordance with the terms hereof, any Lien held by the Administrative Agent or the Collateral Agent , as the case may be, under the Security Documents (and, in the case of clause (B) below, release the affected Subsidiary from its guaranty):

(A)          against all of the Collateral, upon termination hereof as provided in Section 12.15;

(B)          against any part of the Collateral sold or disposed of by Borrower or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to an amendment hereto, a waiver hereof or a consent to a transaction otherwise prohibited hereby);

(C)          against any Collateral acquired by Borrower or any of its Subsidiaries after the Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.1(b)(i);

(D)          so long as no Default or Event of Default has occurred and is continuing, in the sole discretion of Administrative Agent upon the request of Borrower, against any part of the Collateral with a fair market value of less than $10,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to Administrative Agent by Borrower in an officer’s certificate acceptable in form and substance to Administrative Agent; and

(E)           against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a)(ii), if such release is consented to by the Required Lenders;

provided, however, that (y) the Administrative Agent or the Collateral Agent, as the case may be shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any of its Subsidiaries in respect of) all interests retained by Borrower and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)           Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 12.17 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(c)           No Obligation.  Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent or the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent or the Collateral Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent and the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interests in the Collateral as one of the Lenders and that neither the Administrative Agent nor the Collateral Agent shall have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, the Administrative Agent and the Collateral Agent shall be responsible for their grossly negligent actions or actions constituting intentional misconduct.

(d)           Revolving Credit Agreement Liens.  Each Lender hereby instructs Administrative Agent and the Collateral Agent to enter into the Security Agreement and the Intercreditor Agreement and such amendments or modifications thereto and to the other Security Documents consistent herewith and as Administrative Agent or the Collateral Agent reasonably determines to be necessary to cause the Liens on the Term and Note First Priority Collateral (as defined in the Intercreditor Agreement) securing the Obligations to be senior to the Liens on the Term and Note First Priority Collateral securing the Revolving Loan Obligations and to cause the Liens on the Revolver First Priority Collateral (as defined in the Intercreditor Agreement) securing the Obligations to be subordinated to the Liens on the Revolver First Priority Collateral securing the Revolving Loan Obligations, in each case, to the extent set forth in the Intercreditor Agreement.  Each Lender agrees that, notwithstanding the time, order or method of attachment or perfection of Liens granted in favor of the Collateral Agent and/or the Revolving Collateral Agent, to secure the Obligations and/or the Revolving Loan Obligations or the filing or recording of financing statements or other Security Documents and/or Revolving Security Documents; the validity or enforceability of the security interests and Liens granted in favor of the Revolving Collateral Agent or the Collateral Agent; any provisions of the UCC or any applicable law or decision; any provision set forth in any Security Document and/or any Revolving Security Document in the possession or control by the Revolving Collateral Agent or the Collateral Agent of all or any part of any Collateral or Revolving Collateral as of the date hereof or otherwise, the Liens granted under the Revolving Security Documents and the Liens granted under the Security Documents shall have the priority set forth above as more fully set forth in the Intercreditor Agreement.  Each Lender agrees that it shall not challenge or question in any proceeding the validity or enforceability of this Section 12.17(d) or any corresponding provisions with respect to lien subordination in the Security Agreement or the Intercreditor Agreement.  Each Lender

agrees that it shall not challenge or question in any proceeding the priority or validity of the liens granted to Administrative Agent, “Lenders” (as defined in Revolving Credit Agreement), Revolving Administrative Agent, Collateral Agent or the Revolving Collateral Agent to secure the Revolving Obligations.

(e)           Refinancing.  Notwithstanding the first priority liens granted to the Collateral Agent for the benefit of the Term Lenders, the parties hereto agree that, for purposes of the Senior Secured Notes Indenture, this Agreement constitutes a refinancing and replacement of the Second Priority Credit Facility and the Indebtedness incurred pursuant to this Agreement shall continue to constitute Second Priority Senior Secured Indebtedness as such term is used in the Senior Secured Notes Indenture; that Administrative Agent and Collateral Agent have been appointed to such roles as successors to the Bank Agent and Second Priority Collateral Agent, respectively; that Administrative Agent, as Bank Agent, shall continue to be the Second Priority Representative; that the Security Agreement constitutes a replacement of the existing Second Priority Security Agreement and therefore is the new Second Priority Security Agreement; and that the Secured Parties constitute Second Priority Senior Secured Parties.  Capitalized terms used in this Section 12.17(e) but not defined in this Agreement shall have the meanings assigned to such terms in the Senior Secured Notes Indenture.

12.18      Certain Guarantee Obligations.

The Borrower hereby guarantees all obligations of each of its Subsidiaries (for so long as such Subsidiary remains a Subsidiary) under all Hedging Agreements entered into by such Subsidiary with any Lender or any Affiliate of a Lender (even if such Person subsequently ceases to be a Lender hereunder for any reason), which obligations are pursuant to the terms of such Hedging Agreements expressly secured by the security interests granted under the Security Agreement.  The provisions of Sections 4 through 9 of the Restricted Subsidiary Guarantee Agreement are hereby incorporated herein by reference mutatis mutandis as if all references to “Guarantor” and “Guaranteed Obligations” were references to Borrower and the obligations guaranteed by this Section 12.18, respectively.

12.19      Effectiveness.

This Agreement shall become effective on the date (the “Effective Date”) on which Borrower, Administrative Agent and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office (or to Administrative Agent’s counsel as directed by such counsel).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

HUNTSMAN LLC

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President

Address:

Huntsman LLC
500 Huntsman Way
Salt Lake City, Utah 84108
Attn: General Counsel
Tel. No.: (801) 584-5700
Telecopier No.: (801) 584-5781

Solely for purposes of Section 8.14 of this Agreement:

HUNTSMAN SPECIALTY CHEMICALS
CORPORATION

By:	/s/ Sean Douglas

Name:	Sean Douglas

Title:	Vice President

Solely for purposes of Section 8.14 of this Agreement:

HUNTSMAN SPECIALTY CHEMICALS
HOLDINGS CORPORATION

By:	/s/ Sean Douglas

Name:	Sean Douglas

Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a BANKERS TRUST COMPANY in its individual capacity as a Lender and Administrative Agent)

By:	/s/ Frank Fazio

Name:	Frank Fazio

Title:	Director

Address:

Deutsche Bank Trust Company
Americas 31 West 52nd Street
New York, NY 10022
Attn: John Anos
Tel. No.: (212) 469-2750
Telex No.: 62922
(Answerback: BTA9-UAW)
Telecopier No.: (212) 469-3632